                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form 11-K


[X]  ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

     For the year ended December 31, 2002

              OR

[_]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ______ to ______


Commission file number 1-4448


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   Baxter International Inc. and Subsidiaries
                            Incentive Investment Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            Baxter International Inc.
                               One Baxter Parkway
                               Deerfield, IL 60015
                                 (847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan

Financial Statements and Supplemental Schedule

December 31, 2002 and 2001

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Index To Financial Statements and Supplemental Schedule
--------------------------------------------------------------------------------


Financial Statements:                                                    Page(s)

   Report of Independent Auditors                                           1

   Statements of Net Assets Available for
       Benefits as of December 31, 2002 and 2001                            2

   Statements of Changes in Net Assets Available for
       Benefits for the years ended December 31, 2002 and 2001              3

   Notes to Financial Statements                                          4-9


Supplemental Schedule:*

   Exhibit I: Schedule of Assets (Held at End of Year) at December 31, 2002


* Other schedules required by the Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                         Report of Independent Auditors

To the Participants and Administrative Committee of the Baxter International Inc. and Subsidiaries Incentive Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
June 18, 2003

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Statements of Net Assets Available for Benefits
As of December 31, 2002 and 2001
--------------------------------------------------------------------------------

                                                     2002            2001
Assets
Investments:
   At fair value
     Cash and cash equivalents             $   51,789,770  $   46,162,512
     Common stock                             364,892,227     544,830,422
     Fixed income securities                   63,080,155      60,867,679
     Commingled investments                   140,182,396     178,841,650
     Participant loans                         29,550,104      29,458,270
                                           --------------  --------------
                                              649,494,652     860,160,533
   At contract value
     Guaranteed investment contracts          514,010,372     477,487,900
                                           --------------  --------------
   Total investments                        1,163,505,024   1,337,648,433
                                           --------------  --------------
Receivables:
     Accrued interest and dividends             3,781,220       3,727,571
     Due from brokers for securities sold         344,875       2,296,837
     Other                                             --         356,353
                                           --------------  --------------
                                                4,126,095       6,380,761
                                           --------------  --------------
     Total assets                           1,167,631,119   1,344,029,194
                                           --------------  --------------
Liabilities
Accounts payable                                1,084,282       1,422,909
Due to brokers for securities purchased         4,329,765         537,625
                                           --------------  --------------
     Total liabilities                          5,414,047       1,960,534
                                           --------------  --------------

Net assets available for benefits          $1,162,217,072  $1,342,068,660
                                           ==============  ==============

   The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2002 and 2001
--------------------------------------------------------------------------------

                                                       2002             2001
Additions to net assets attributed to:
Investment income:
   Interest                                  $   32,701,846   $   34,286,941
   Participant loan interest                      2,409,711        2,639,075
   Dividends                                      5,465,938        6,747,872
   Net appreciation in fair value of assets              --        5,815,811
                                             --------------   --------------
                                                 40,577,495       49,489,699
                                             --------------   --------------
Contributions:
   Employer's                                    21,983,334       17,941,866
   Participants'                                 57,331,985       48,313,693
                                             --------------   --------------
                                                 79,315,319       66,255,559
                                             --------------   --------------

Transfers from other plans                        1,282,409       11,803,992
                                             --------------   --------------

     Total additions                            121,175,223      127,549,250
                                             --------------   --------------

Deductions from net assets attributed to:
Benefits paid                                    64,787,532       68,713,637
Plan expenses                                     4,794,813        4,579,955
Net depreciation in fair value of assets        231,444,466               --
                                             --------------   --------------

     Total deductions                           301,026,811       73,293,592
                                             --------------   --------------

        Net (decrease) increase                (179,851,588)      54,255,658

Net assets available for plan benefits:
        Beginning of year                     1,342,068,660    1,287,813,002
                                             --------------   --------------

        End of year                          $1,162,217,072   $1,342,068,660
                                             ==============   ==============

   The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

  1.   General Description of the Plan

       The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

       The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions of up to 12% of their eligible annual compensation, as defined in the Plan agreement, for the period ended December 31, 2001. Effective January 1, 2002, participants may make pre-tax contributions of up to 20% of their eligible annual compensation, as defined in the Plan agreement. The Plan sponsor, Baxter International Inc. ("Baxter"), matches participant contributions up to a maximum of 3% of the employees' compensation. Participant contributions are fully vested at all times. Vesting in the Plan sponsor matching contributions is based on years of continuous service. A participant vests in annual increments of 20% and, therefore, is 100% vested after five years of credited service. Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant's account and bear interest at variable rates as outlined in the Plan.

       Participants, or their beneficiaries, may elect lump-sum benefit payments or benefits may be paid in installments. Subject to certain provisions specified in the Plan agreement, employed participants may withdraw their pre-tax contributions and related earnings in cases of financial hardship.

       When certain terminations of participation in the Plan occur, the nonvested portion of the participant's account, as defined by the Plan agreement, represents a forfeiture. Forfeitures are utilized to reduce Baxter matching contributions for the plan year. However, if the participant is re-employed and fulfills certain requirements, as defined in the Plan agreement, the participant's account will be reinstated. Forfeitures utilized for the periods ended December 31, 2002 and 2001 were $268,960 and $490,233, respectively.

       Upon enrollment in the Plan, a participant may direct contributions in any of eight investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Equity Index Fund, International EAFE Equity Index Fund, Small Cap Fund and the Self-Managed Fund. In addition, certain participants may maintain shares received in connection with Baxter's 1996 spin-off of Allegiance Corporation ("Allegiance"), which were subsequently converted into common shares of Cardinal Health Inc. ("Cardinal") upon Cardinal's acquisition of Allegiance in 1999. These shares are maintained in the Cardinal Health Common Stock Fund. Additionally, certain participants maintain shares in Edwards Lifesciences Corporation. These shares were placed into the Edwards Lifesciences Common Stock Fund in connection with Baxter's 2000 spin-off of its Cardiovascular Business Group. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund.

  2.   Summary of Significant Accounting Policies

       The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred. The valuation of Plan investments is determined as follows:

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

     U.S. government and government         Value based on the last reported
     agency issues                          sale price from a national security
                                            exchange on the valuation date

     Corporate and other bonds              Value based on the last reported
                                            sale price from a national security
                                            exchange on the valuation date

     Common stock:

        Traded on national exchanges        Value based on composite pricing of
                                            all national closing sales prices on
                                            the valuation date

        Traded on over-the-counter market   Value based on last reported sale
                                            price defaulting to bid quotations

     Commingled investments                 Value based on closing prices of the
                                            underlying securities on the
                                            valuation date

     Guaranteed Investment Contracts        Value based on contract value

     Short term investments                 Value based on cost which
                                            approximates fair value

     Loan fund                              Value based on cost which
                                            approximates fair value

     Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. The financial statements reflect the net appreciation or depreciation in the fair value of the Plan's investments. This net appreciation or depreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

     The Plan's synthetic Guaranteed Investment Contracts are maintained under two contract accounts, which are credited monthly with earnings on the underlying investments and charged for Plan withdrawals and expenses. These contracts are fully benefit-responsive and are reported in the financial statements at contract value, which approximates fair value. Contract value represents contributions made under the contracts, plus earnings, less withdrawals and expenses. There are no reserves for credit risk of the contract issuer or otherwise. The Plan's two contracts, Baxter Global Wrap Account and Pacific Investment Management Company, utilize wrapper contracts issued by Aegon Institutional Markets and State Street Bank and Trust Company, respectively. The average yield was 4.1% and 5.2% and the average crediting interest rate was 6.2% and 6.4% for the investment contracts for 2002 and 2001, respectively. The crediting interest rates are based on an agreed-upon formula with the issuers, Aegon Institutional Markets and State Street Bank and Trust Company, which

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

       are reset quarterly and monthly, respectively. These crediting interest rates cannot be less than zero percent.

       Benefits are recorded when paid.

       Due from or due to brokers for securities sold or purchased, respectively, represent the cash value of security trades initiated but not yet settled at each respective year-end.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

       Risks and Uncertainties

       The Plan provides for various investment options in any combination of registered investment entities, which invest in U.S. government and government agency issues, corporate and other bonds, common stock, commingled investments, guaranteed investment contracts, and short term investments. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits. Individual participants' accounts bear the risk of loss resulting from fluctuations in fund values.

  3.   Eligibility Requirements

       Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:

       1. U.S. employees of Baxter or its subsidiaries which have adopted the Plan.

       2. U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan.

       3. U.S. employees who are not leased employees.

  4.   Administration of the Plan

       State Street Bank and Trust Company serves as trustee and CitiStreet LLC serves as record keeper for the Plan.

       The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

       Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

  5.   Investments

       Investments representing five percent or more of the Plan's assets at December 31, 2002 and 2001 are summarized as follows:

                                                                   2002              2001
       Baxter Common Stock, 4,888,861 shares
              and 4,217,818 shares at December 31,
              2002 and 2001, respectively                $  136,888,099    $  226,202,673
       S&P 500 Equity Index Fund                            100,709,858       139,339,773
       State Street Bank Short Term Investment Fund         130,797,797        97,379,594

       Investments as of December 31, 2002 and 2001 are segregated into various investment funds as follows:

                                                                   2002              2001
       Cash                                              $      592,183    $      581,218
       Stable Income Fund                                   545,760,359       506,852,358
       Baxter Common Stock Fund                             139,150,080       231,083,106
       Composite Fund                                       137,716,763       167,268,052
       General Equity Fund                                  128,728,783       178,529,291
       Cardinal Health Common Stock Fund                     18,796,554        22,448,072
       S&P 500 Equity Index Fund                            100,709,858       139,339,773
       International EAFE Equity Index Fund                  16,777,373        19,461,724
       Loan Fund                                             29,550,104        29,458,270
       Edwards Lifesciences Common Stock Fund                10,329,552        12,402,950
       Small Cap Fund                                        15,502,075        12,964,513
       Self-Managed Fund                                     19,891,340        17,259,106
                                                         --------------    --------------
            Total Investments                            $1,163,505,024    $1,337,648,433
                                                         ==============    ==============

       The fund amounts above include $51,197,587 and $45,581,294 of cash and cash equivalents at December 31, 2002 and 2001, respectively, which are awaiting investment in their respective portfolios. These amounts are included in the State Street Bank Short Term Investment Fund.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

     Net (depreciation) appreciation for each respective year is comprised of:

                                                         2002              2001
     Baxter common stock unrealized
      (depreciation) appreciation, net          $(127,569,227)    $  10,247,204
     Other unrealized depreciation, net           (86,370,403)      (42,323,977)
     Baxter common stock realized gain, net         9,419,606        33,011,937
     Other realized (loss) gain, net              (26,924,442)        4,880,647
                                                --------------    --------------

                                                $(231,444,466)    $   5,815,811
                                                ==============    ==============

     Net (depreciation) appreciation in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

                                                         2002              2001
     U.S. government and government
       agency issues                            $   1,621,062     $     427,347
     Corporate and other bonds                        974,799           388,249
     Commingled investments                       (41,013,978)      (28,492,957)
     Common stock                                (193,026,349)       33,493,172
                                                --------------    --------------

                                                $(231,444,466)    $   5,815,811
                                                ==============    ==============

6.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to reduce, suspend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become fully vested and such termination would not reduce the interest of any participating employee or their beneficiaries accrued under the Plan up to the date of such termination.

7.   Tax Status of the Plan

     The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated May 4, 1999 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the "IRC"). The Plan has been amended since the date of the determination letter. The Plan sponsor believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2002 and 2001
--------------------------------------------------------------------------------

8.   Related Parties

     At December 31, 2002 and 2001, the Plan held units of participation in certain common/collective trust funds and short term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock of Baxter, the Plan sponsor, loans with participants, and shares of common stock and fixed income securities in CitiGroup Inc., CitiBank Mortgage Securities Inc., CitiBank Credit Card Issuance Trust, Travelers Property Casualty Corporation, and CitiBank Credit Card Master Trust I, which are all affiliated with CitiStreet LLC, the record keeper. These transactions are allowable party-in-interest transactions under the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

9.   Plan Merger

     In March 2000, Baxter acquired Althin Medical, Inc. The Althin Medical, Inc. 401(k) Plan was merged into the Plan effective March 1, 2001. As a result of the merger, total assets of approximately $11.8 million (including loans) were transferred into the Plan.

     In May 2002, Baxter acquired Fusion Medical Technologies, Inc. The Fusion Medical Technologies, Inc. 401(k) Plan was merged into the Plan effective September 2002. As a result of the merger, total assets of approximately $1.3 million were transferred into the Plan.

                                                                       Exhibit I

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule of Assets (Held at End of Year) at December 31, 2002
(Schedule H, Part IV, Line 41 on Form 5500)

        Identity of Issue                      Description of Investment            Cost of Asset    Current Value
-----------------------------------        -------------------------------        ----------------  ---------------
Cash & Cash Equivalents:

* State Street Bank & Trust Co.             Short Term Investment Fund                        -    $    51,789,770
                                                                                  ----------------  ---------------

Common Stocks:

   1 800 Contacts Inc                       Common Stock                                      -              2,757
   3Com Corp                                Common Stock                                      -              2,778
   3DO Company                              Common Stock                                      -                254
   Abbot Laboratories                       Common Stock                                      -            347,102
   Aberdeen Asia Pacific Income             Common Stock                                      -             16,205
   Adams Express Company                    Common Stock                                      -             44,289
   ADC Telecommunications Inc               Common Stock                                      -             12,018
   Adobe Sys Inc                            Common Stock                                      -              2,480
   Advanced Micro Devices Inc               Common Stock                                      -             27,584
   Advancepcs Nfs LLC                       Common Stock                                      -              8,884
   Aeroflex Inc                             Common Stock                                      -              5,864
   Aetna Inc                                Common Stock                                      -          4,464,749
   Affymetrix Inc                           Common Stock                                      -              2,289
   Aflac Inc                                Common Stock                                      -             20,614
   Agere Sys Inc                            Common Stock                                      -              4,525
   Aim Select Real Estate Income            Common Stock                                      -              6,150
   Aksys LTD                                Common Stock                                      -              2,915
   Alaris Medical Inc                       Common Stock                                      -            152,585
   Alaska Air Group Inc                     Common Stock                                      -              4,330
   Albemarle Corp                           Common Stock                                      -              5,720
   Alliance Pharmaceutical Co               Common Stock                                      -                326
   Allou Hlth & Beauty Care Inc             Common Stock                                      -              2,670
   Alternative Living Services              Common Stock                                      -                550
   Altria Group Inc                         Common Stock                                      -            385,005
   Ambac Finl Group Inc                     Common Stock                                      -            651,103
   Ambassadors Group Inc                    Common Stock                                      -              7,118
   Amdocs Limited                           Common Stock                                      -              1,964
   American Capital Strategies              Common Stock                                      -              5,398
   American Elec Pwr Inc                    Common Stock                                      -          2,690,799
   American Express Co                      Common Stock                                      -             35,350
   American Intl Group Inc                  Common Stock                                      -          3,898,244
   Amerigon Inc                             Common Stock                                      -              2,710
   Ameritrade Hldg Corp                     Common Stock                                      -              5,660
   Amgen Inc                                Common Stock                                      -          2,374,494
   Amylin Pharm Inc                         Common Stock                                      -                565
   Andrea Electronics Corp                  Common Stock                                      -                225
   Anheuser Busch Cos                       Common Stock                                      -          1,308,778
   AOL Time Warner Inc                      Common Stock                                      -             98,355
   Aon Corp                                 Common Stock                                      -          1,140,198
   APAC Teleservices Inc                    Common Stock                                      -              2,340
   Apollo Group Inc                         Common Stock                                      -                484
   Apple Computer Inc                       Common Stock                                      -              5,732
   Applera Corp                             Common Stock                                      -              3,508
   Applied Digital Solutions Inc            Common Stock                                      -             30,689
   Applied Imaging Corp                     Common Stock                                      -              2,200
   Applied Innovation Inc                   Common Stock                                      -                606
   Applied Materials Inc                    Common Stock                                      -            152,764
   Applied Micro Circuits Corp              Common Stock                                      -              4,705
   Aquila Inc                               Common Stock                                      -             17,700
   Archer Daniels Midland                   Common Stock                                      -              1,302
   Ariba Inc                                Common Stock                                      -             37,696
   Arm Holdings Plc                         Common Stock                                      -                263
   Arrow Finl Corp                          Common Stock                                      -              3,561
   Arrrow Electronics Inc                   Common Stock                                      -            842,263
   Artemis Intl Solutions Corp              Common Stock                                      -                100
   Asia Pulp & Paper Co Ltd                 Common Stock                                      -                 80
   Astropower Inc                           Common Stock                                      -              1,199
   AT&T Corp                                Common Stock                                      -             18,277
   AT&T Wireless Svcs Inc                   Common Stock                                      -              7,684
   Atlas Pipeline Partners                  Common Stock                                      -              2,540
   Atmel Corp                               Common Stock                                      -                223
   ATSI Communications Inc                  Common Stock                                      -                800
   ATX Communications Inc                   Common Stock                                      -                 46
   Audiocodes Ltd                           Common Stock                                      -                516
   Avantgo Inc Com                          Common Stock                                      -                  8
   Avaya Inc                                Common Stock                                      -                613
   Avnet Inc                                Common Stock                                      -            465,090
   Avon Prods Inc                           Common Stock                                      -            788,910
   Backweb Technologies Ltd                 Common Stock                                      -                779
   Baker Huges Inc                          Common Stock                                      -             11,267
   Ballard Pwr Sys Inc                      Common Stock                                      -              1,550
   Bank Amer Corp                           Common Stock                                      -          3,049,610
   Bank One Corp                            Common Stock                                      -            816,711
 * Baxter Intl Inc                          Common Stock                                      -        136,888,099
   Bea Systems Inc                          Common Stock                                      -             11,585
   Bed Bath & Beyond Inc                    Common Stock                                      -            447,323
   Bema Gold Corp                           Common Stock                                      -             20,800
   Berkshire Hathaway Inc                   Common Stock                                      -          1,961,362
   Berkshire Hills Bancorp Inc              Common Stock                                      -                 48
   Best Buy Inc                             Common Stock                                      -             26,565
   Beverly Enterprises Inc                  Common Stock                                      -              8,550
   Beyond Corp                              Common Stock                                      -                111
   Big Lots Inc                             Common Stock                                      -             14,553
   Biolase Tech Inc                         Common Stock                                      -              5,490
   Biomerica Inc                            Common Stock                                      -              2,520
   Biomet Inc                               Common Stock                                      -              5,732
   Biospecifics Techs Corp                  Common Stock                                      -              1,920
   Bisys Group Inc                          Common Stock                                      -                318
   Black Box Corp                           Common Stock                                      -              4,480
   Block H&R Inc                            Common Stock                                      -              8,073
   Blue Martini Software Inc                Common Stock                                      -              1,241
   Boeing Co                                Common Stock                                      -              3,332
   Bonso Electrs Intl Com                   Common Stock                                      -              5,165
   Boston Biomedica Inc                     Common Stock                                      -             12,000
   Boston Scientific Corp                   Common Stock                                      -            145,736
   Boyd Gaming Corp                         Common Stock                                      -              4,215
   BP Amoco                                 Common Stock                                      -              8,317
   Bradley Pharmacetls Inc                  Common Stock                                      -                782
   Bristol Myers Squibb Co                  Common Stock                                      -            384,710
   Britesmile Inc                           Common Stock                                      -                132
   Broadcom Corp                            Common Stock                                      -              7,078
   Broadvision Inc                          Common Stock                                      -                566
   Brocade Communications Sy                Common Stock                                      -             23,846
   Brown Shoe Inc                           Common Stock                                      -              2,264
   Brown Tom Inc Com                        Common Stock                                      -              5,648
   Burlington Northn Santa Fe               Common Stock                                      -          1,811,889
   Cable & Wireless PLC                     Common Stock                                      -              1,258
   California Amplifier                     Common Stock                                      -             90,959
   Caliper Technologies Corp                Common Stock                                      -             21,608
   Calpine Corp                             Common Stock                                      -             25,102
   Cambior Inc                              Common Stock                                      -              2,860
   Canadian 88 Energy Corp                  Common Stock                                      -              1,607
   Candies Inc                              Common Stock                                      -              2,310
   Capstone Turbine Corp                    Common Stock                                      -              4,500
   Cardiac Science Inc                      Common Stock                                      -                553
   Cardinal Health Inc                      Common Stock                                      -         20,424,746
   Caremark Rx Inc                          Common Stock                                      -             73,125
   Carereker Antinori Inc                   Common Stock                                      -                906
   CDW Computer Ctrs                        Common Stock                                      -             24,118
   Cell Genesys Inc Com                     Common Stock                                      -                669
   Cendant Corp                             Common Stock                                      -             15,720
   Central Parking Corp                     Common Stock                                      -                 38
   Centurytel Inc                           Common Stock                                      -          1,206,475
   Cerus Corp                               Common Stock                                      -             36,013
   Charter Comm Inc                         Common Stock                                      -              6,490
   Chattem Inc                              Common Stock                                      -              8,672
   Check Point Software Ltd                 Common Stock                                      -             15,564
   Chevrontexaco Corp                       Common Stock                                      -              1,662
   Chicos Fas Inc                           Common Stock                                      -              2,515
   Chubb Corp                               Common Stock                                      -          2,174,559
   Ciena Corp                               Common Stock                                      -              8,568
   Ciphergen Biosystems Inc                 Common Stock                                      -             12,765
   Circuit City Stores Inc                  Common Stock                                      -              4,452
   Cisco Sys Inc                            Common Stock                                      -          1,813,701
 * Citigroup Inc                            Common Stock                                      -          3,488,457
   Citizens Communications Co               Common Stock                                      -          1,205,738
   Clarent Corp                             Common Stock                                      -                  1
   Clear Channel Communications             Common Stock                                      -            461,234
   CMG Information Svcs Inc                 Common Stock                                      -                711
   CMS Energy Corp                          Common Stock                                      -              5,135
   Coach Inc                                Common Stock                                      -            141,556
   Coco Cola Co                             Common Stock                                      -              6,632
   Cognizant Tech Solutions Co              Common Stock                                      -              7,223
   Colgate Palmolive Co                     Common Stock                                      -          1,369,627
   Colorado Medtech Inc                     Common Stock                                      -              2,060
   Comcast Corp                             Common Stock                                      -          1,817,247
   Comdisco Hldg Co Inc                     Common Stock                                      -                264
   Commerce One Inc                         Common Stock                                      -                 28
   Commtouch Software Ltd                   Common Stock                                      -                 65
   Compass Bancshares Inc                   Common Stock                                      -                 52
   Conagra Inc                              Common Stock                                      -              5,002
   Concord Efs Inc                          Common Stock                                      -              2,361
   Conexant Sys Inc                         Common Stock                                      -                564
   Conocophillips                           Common Stock                                      -          3,288,107
   Conseco Inc                              Common Stock                                      -                 74
   Consolidated Tomoka Ld Co                Common Stock                                      -             19,250
   Continental Airls Inc                    Common Stock                                      -              1,269
   Convergys Corp                           Common Stock                                      -            584,650
   Cooper Tire & Rubr Co                    Common Stock                                      -            640,171
   Corinthian Colleges Inc                  Common Stock                                      -             18,249
   Corning Inc                              Common Stock                                      -            533,995
   Corvis Corp                              Common Stock                                      -             16,330
   Countrywide Finl Corp                    Common Stock                                      -            689,958
   Covad Communications Group               Common Stock                                      -                 93
   Creative Host Services Inc               Common Stock                                      -             30,875
   Crown Cork & Seal Inc                    Common Stock                                      -            449,968
   CSX Corp                                 Common Stock                                      -          1,792,827
   Cyber-Care Inc                           Common Stock                                      -                200
   Cygnus Inc                               Common Stock                                      -                264
   Cymer Inc                                Common Stock                                      -              3,225
   Cytogen Corp                             Common Stock                                      -              2,600
   Cytyc Corp                               Common Stock                                      -              1,020
   Daimlerchrysler                          Common Stock                                      -              3,214
   Dan River Inc                            Common Stock                                      -              3,300
   Dana Corp                                Common Stock                                      -            651,649
   Data Race Inc                            Common Stock                                      -                  2
   Data Stream Systems Inc                  Common Stock                                      -                800
   Deere & Company                          Common Stock                                      -              3,598
   Dell Computer Corp                       Common Stock                                      -          1,542,180
   Delphi Automotive Systems                Common Stock                                      -                451
   Deluxe Corp                              Common Stock                                      -                104
   Denbury Res Inc                          Common Stock                                      -              1,130
   Diamonds Trust                           Common Stock                                      -             12,359
   Digi Intl Inc                            Common Stock                                      -                189
   Digital Angel Corp                       Common Stock                                      -                459
   Digital Lightwave Inc                    Common Stock                                      -              5,576
   Dillard Inc                              Common Stock                                      -              3,172
   Diomed Hldgs Inc                         Common Stock                                      -              1,508
   Disney Walt Co                           Common Stock                                      -             30,174
   Divine Inc                               Common Stock                                      -                 22
   Dollar Thrifty Automotive                Common Stock                                      -              4,230
   Dollar Gen Corp                          Common Stock                                      -             12,980
   Dot Hill Sys Corp                        Common Stock                                      -              1,240
   Dow Chem Co                              Common Stock                                      -          2,027,920
   Ducommun Inc                             Common Stock                                      -                159
   Duke Energy Co                           Common Stock                                      -            763,936
   Dupont E I De Nemours & Co               Common Stock                                      -              4,347
   Durban Roodeport Deep                    Common Stock                                      -             26,528
   Dynegy Inc Hldg Co                       Common Stock                                      -              2,310
   E Loan Inc                               Common Stock                                      -              5,547
   E M C Corp Mass                          Common Stock                                      -             97,221
   E. Piphany Inc                           Common Stock                                      -                834
   Eastman Chem Co                          Common Stock                                      -          1,658,062
   Eastman Kodak Co                         Common Stock                                      -              1,752
   Eaton Corp                               Common Stock                                      -            772,903
   EB2B Commerce Inc                        Common Stock                                      -                 30
   Echostar Communications                  Common Stock                                      -              4,452
   Edge Pete Corp                           Common Stock                                      -                750
   Edwards Lifesciences Corp                Common Stock                                      -          9,999,297
   El Paso Corp                             Common Stock                                      -                209
   Elan Corp PLC                            Common Stock                                      -              3,198
   Electronic Data Sys Corp                 Common Stock                                      -          1,230,971
   Emulex Corp                              Common Stock                                      -              2,541
   Enbridge Inc                             Common Stock                                      -                 28
   Energizer Hldgs Inc                      Common Stock                                      -              2,790
   Engelhard Corp                           Common Stock                                      -            630,291
   Eno Labs Inc                             Common Stock                                      -              1,418
   Enpro Inds Inc                           Common Stock                                      -                108
   Enron Corp                               Common Stock                                      -                396
   Entravision Communications               Common Stock                                      -              1,497
   Epicor Software Corp                     Common Stock                                      -             13,125
   Epimmune Inc                             Common Stock                                      -                 69
   Equifax Inc                              Common Stock                                      -            618,224
   Ericsson L M Tel Co                      Common Stock                                      -             16,473
   Estee Lauder Companies Inc               Common Stock                                      -              7,920
   Exxon Mobil Corp                         Common Stock                                      -             10,679
   F A O Inc                                Common Stock                                      -              7,050
   Fairmont Hotels Resort Inc               Common Stock                                      -             18,134
   Fannie Mae                               Common Stock                                      -              8,234
   Federal Home Ln Mtg Corp                 Common Stock                                      -          4,937,364
   Federal Natl Mtg Assn                    Common Stock                                      -          1,362,216
   Federated Dept Stores Inc                Common Stock                                      -          1,644,884
   Fedex Corp                               Common Stock                                      -             30,412
   Fifth Third Bancorp                      Common Stock                                      -            133,252
   Filenet Corp                             Common Stock                                      -              2,440
   Finisar Corp                             Common Stock                                      -              6,270
   First Data Corp                          Common Stock                                      -            536,088
   Fleetboston Finl Corp                    Common Stock                                      -          1,514,835
   Flir Sys Inc                             Common Stock                                      -              8,296
   Food Technology Svcs Inc                 Common Stock                                      -                450
   Ford Mtr Co                              Common Stock                                      -             12,406
   Forest Laboratories Inc                  Common Stock                                      -              2,750
   Fortune Brands Inc                       Common Stock                                      -              1,395
   Foster Wheeler Ltd                       Common Stock                                      -             15,660
   Freddie Mac                              Common Stock                                      -             12,056
   Fresenius Medical Care Ag                Common Stock                                      -             13,770
   Fresh Del Monte Produce In               Common Stock                                      -             18,958
   Gallagher Arthur J & Co                  Common Stock                                      -             14,690
   Gannett Inc                              Common Stock                                      -            255,768
   Garmin Ltd                               Common Stock                                      -             14,855
   Gateway Inc                              Common Stock                                      -              8,478
   Gemstar TV Guide Intl Inc                Common Stock                                      -                975
   Genentech Inc                            Common Stock                                      -              6,533
   General Elec Co                          Common Stock                                      -          2,695,464
   General Mills Inc                        Common Stock                                      -             14,085
   General Motors Corp                      Common Stock                                      -              7,263
   Genesis Microchip Inc                    Common Stock                                      -                653
   Genstar Therapeutics Corp                Common Stock                                      -                478
   Genuine Parts Co                         Common Stock                                      -            743,634
   Georgia Pac Corp                         Common Stock                                      -            239,856
   Getty Images Inc                         Common Stock                                      -              1,528
   Glead Sciences Inc                       Common Stock                                      -             14,110
   Global Crossing Ltd                      Common Stock                                      -                157
   Glodcorp Inc                             Common Stock                                      -             15,900
   Goldman Sachs Group Inc                  Common Stock                                      -            185,265
   Golden West Finl Corp                    Common Stock                                      -          1,229,277
   Goodrich B F Co                          Common Stock                                      -            328,839
   Goodyear Tire and Rubber                 Common Stock                                      -            191,806
   Guidant Corp                             Common Stock                                      -            154,713
   Guilford Pharmaceutical Inc              Common Stock                                      -              7,960
   H & Q Life Science Invs Sh Be            Common Stock                                      -              7,134
   Haemonetics Corp Mass                    Common Stock                                      -             21,460
   Halliburton Co                           Common Stock                                      -          1,018,251
   Handspring Inc                           Common Stock                                      -             39,425
   Harley Davidson Inc                      Common Stock                                      -          1,065,905
   Hasbro Inc                               Common Stock                                      -                 23
   Headwaters Inc                           Common Stock                                      -             20,163
   Henry Jack & Assoc Inc                   Common Stock                                      -              2,239
   Healthtronics Inc                        Common Stock                                      -              3,068
   Hemosol Inc                              Common Stock                                      -                520
   Hewlett Packard Co                       Common Stock                                      -          3,272,123
   Hibernia Foods                           Common Stock                                      -             60,060
   Home Depot Inc                           Common Stock                                      -          1,750,669
   Honeywell Intl Inc                       Common Stock                                      -              7,227
   Household Intl Inc                       Common Stock                                      -             13,905
   Human Genome Sciences Inc                Common Stock                                      -                396
   I2 Tech Inc                              Common Stock                                      -                138
   Idec Pharmaceuticals Corp                Common Stock                                      -             31,512
   Identix Inc                              Common Stock                                      -                515
   Ikon Office Solutions Inc                Common Stock                                      -                215
   Imax Corp                                Common Stock                                      -                 40
   Imclone Sys Inc                          Common Stock                                      -              4,238
   Immucor Inc                              Common Stock                                      -              6,075
   Immunogen Inc                            Common Stock                                      -              3,692
   Immunomedics Inc                         Common Stock                                      -              1,848
   Impco Technologies Inc                   Common Stock                                      -              4,690
   Implant Sciences Corp                    Common Stock                                      -              3,930
   Ims Health Inc                           Common Stock                                      -          1,203,240
   Infospace Inc Com                        Common Stock                                      -              1,937
   Ingram Micro Inc                         Common Stock                                      -            180,862
   Inktomi Corporation                      Common Stock                                      -             79,600
   Innodata Corp                            Common Stock                                      -              1,162
   Integrated Circuit System Inc            Common Stock                                      -              1,825
   Integrated Device Tech Inc               Common Stock                                      -              2,720
   Intel Corp                               Common Stock                                      -          2,004,333
   Interliant Inc                           Common Stock                                      -                 45
   International Business Machs             Common Stock                                      -            437,114
   Internet Cap Group Inc                   Common Stock                                      -              1,890
   Internet Commerce Corp                   Common Stock                                      -              5,200
   Interpublic Group Cos Inc                Common Stock                                      -          1,100,648
   Intrado Inc                              Common Stock                                      -                735
   Invision Tech Inc.                       Common Stock                                      -              2,900
   Ion Networks Inc                         Common Stock                                      -                115
   Iridex Corp                              Common Stock                                      -                580
   Ishares Inc Msci Australia In            Common Stock                                      -              7,636
   Ishares Inc Msci Pacific Ex Ja           Common Stock                                      -              7,333
   Ishares Inc Msci Singapore In            Common Stock                                      -              6,320
   Ishares Tr Dow Jones U S Finl            Common Stock                                      -             25,579
   Ishares Tr Dow Jones U S He              Common Stock                                      -             18,199
   Ishares Tr Dow Jones U S Tel             Common Stock                                      -              8,101
   Ishares Tr Goldman Sachs S               Common Stock                                      -              7,929
   Ishares Tr Nasdaq Biotechn               Common Stock                                      -             29,610
   Ishares Tr S&P 500 Index Fd              Common Stock                                      -             13,253
   Ishares Tr S&P Euro Plus 350             Common Stock                                      -             34,328
   Ishares Tr S&P Smallcap                  Common Stock                                      -             18,188
   Ishares Tr S&P/Topix 150 Index           Common Stock                                      -             12,962
   ITT Inds Inc                             Common Stock                                      -             60,690
   Ivax Corp                                Common Stock                                      -              1,820
   J P Morgan Chase & Co                    Common Stock                                      -             12,147
   Jabil Circuit Inc                        Common Stock                                      -             48,205
   JDS Uniphase Corp                        Common Stock                                      -             28,314
   JNI Corp                                 Common Stock                                      -              1,385
   Johnson & Johnson                        Common Stock                                      -          2,655,353
   JS Global Comm Inc                       Common Stock                                      -              7,045
   Juniper Networks Inc                     Common Stock                                      -             59,548
   K Mart Corp                              Common Stock                                      -              5,797
   KCS Energy Inc                           Common Stock                                      -                684
   Key3Media Group Inc                      Common Stock                                      -                 11
   Kimberly Clark Corp                      Common Stock                                      -            150,506
   Kla-Tencor Corp                          Common Stock                                      -              1,769
   Knight Trading Group Inc                 Common Stock                                      -                575
   Koala Corp                               Common Stock                                      -                 23
   Kohls Corp                               Common Stock                                      -          3,349,454
   Kraft Foods Inc                          Common Stock                                      -              5,840
   Kroger Co                                Common Stock                                      -            871,409
   Krsipy Kreme Doughnuts Inc               Common Stock                                      -             23,740
   Laboratory Corp Amer Hldg                Common Stock                                      -              3,486
   Lajolla Pharmaceutical Co                Common Stock                                      -                650
   Lancaster Colony Corp                    Common Stock                                      -              5,892
   Leap Wireless Intl Inc                   Common Stock                                      -                210
   Leapfrog Enterprises Inc                 Common Stock                                      -             17,429
   Lear Corp                                Common Stock                                      -            879,252
   Lehman Brothers Hldgs Inc                Common Stock                                      -          1,824,485
   Lennar Corp                              Common Stock                                      -              5,161
   Liberate Techs Inc                       Common Stock                                      -                429
   Liberty Media Corp                       Common Stock                                      -          1,310,120
   Lifecell Corp                            Common Stock                                      -                542
   Lightpath Tech Inc                       Common Stock                                      -                574
   Lilly Eli & Co                           Common Stock                                      -                635
   Linear Technology Corp                   Common Stock                                      -              2,058
   Linuxwizardry Sys Inc                    Common Stock                                      -                 38
   Lockheed Martin Corp                     Common Stock                                      -            857,160
   London Pac Group Ltd                     Common Stock                                      -                133
   Lowes Companies                          Common Stock                                      -             39,006
   LSI Logic Corp                           Common Stock                                      -              7,213
   Lubrizol Corp                            Common Stock                                      -          1,228,324
   Luby's Cafeterias Inc                    Common Stock                                      -              5,820
   Lucent Tech Inc                          Common Stock                                      -             35,564
   Lyondell Chemical Co                     Common Stock                                      -            422,749
   Main St & Main Inc                       Common Stock                                      -              2,120
   Marathon Oil Corp                        Common Stock                                      -          1,116,529
   Marconi Plc Spons Adr                    Common Stock                                      -                531
   Maxim Integrated Prods Inc               Common Stock                                      -          1,013,492
   May Dept Stores Co                       Common Stock                                      -          1,616,733
   MBIA Inc                                 Common Stock                                      -            867,995
   MBNA Corp                                Common Stock                                      -          4,181,895
   McData Corp                              Common Stock                                      -              4,956
   McDonalds Corp                           Common Stock                                      -             14,472
   Meadwestvaco Corp                        Common Stock                                      -          1,964,174
   Medifast Inc                             Common Stock                                      -              9,044
   Medimmune Inc                            Common Stock                                      -             12,770
   Medtronic Inc                            Common Stock                                      -          1,904,127
   Mercator Software Inc                    Common Stock                                      -              1,188
   Merck & Co Inc                           Common Stock                                      -              5,661
   Mercury Interactive Corp                 Common Stock                                      -              8,895
   Meridian Gold Inc                        Common Stock                                      -             26,445
   Merrill Lynch & Co Inc                   Common Stock                                      -          1,047,826
   Metlife Inc                              Common Stock                                      -                270
   Metris Companies Inc                     Common Stock                                      -                494
   Metro Goldwyn Mayer Inc                  Common Stock                                      -              1,300
   Metromedia Fiber Network Inc             Common Stock                                      -                291
   Michaels Stores Inc                      Common Stock                                      -             10,642
   Micromuse Inc                            Common Stock                                      -             11,460
   Microsoft Corp                           Common Stock                                      -          4,340,641
   Microstrategy Inc                        Common Stock                                      -                  4
   Millennium Chemicals Inc                 Common Stock                                      -            373,750
   Mirant Corp Nfs LLC                      Common Stock                                      -             11,875
   Monsanto Co                              Common Stock                                      -                655
   Monterey Pasta Co                        Common Stock                                      -              1,575
   Morgan St Dean Witter Disco              Common Stock                                      -              1,996
   Morgan Stanley                           Common Stock                                      -          1,188,983
   Motorola Inc                             Common Stock                                      -             81,146
   Mpower Holding Corp                      Common Stock                                      -                 15
   Murphy Oil Corp                          Common Stock                                      -              2,143
   Mylan Labs Inc                           Common Stock                                      -            863,344
   Myriad Genetics Inc                      Common Stock                                      -                292
   N V R Inc                                Common Stock                                      -              4,898
   Nabi Biopharmaceuticals                  Common Stock                                      -                930
   Nabors Industries Ltd                    Common Stock                                      -             15,519
   Nanophase Tech Corp                      Common Stock                                      -              2,820
   Nasdaq 100 Tr Unit Ser 1                 Common Stock                                      -             97,846
   National City Corp                       Common Stock                                      -          2,224,842
   Neoforma Inc Com                         Common Stock                                      -                598
   Neoware Systems Inc                      Common Stock                                      -              7,902
   Network Appliance Corp                   Common Stock                                      -                800
   New Millennium Media Co                  Common Stock                                      -                140
   Newell Rubbermaid Inc                    Common Stock                                      -              6,066
   Newmone Mng Corp                         Common Stock                                      -              1,161
   Nextel Comm Inc                          Common Stock                                      -             22,153
   Nokia Corp                               Common Stock                                      -          2,972,744
   Nordic American Tanker Ship              Common Stock                                      -              1,354
   Norfolk Southn Corp                      Common Stock                                      -          2,546,705
   Nortel Networks Corp                     Common Stock                                      -          1,052,967
   Northfield Laboratories Inc              Common Stock                                      -              3,784
   Northrop Grumman Corp                    Common Stock                                      -              5,212
   Novartis Ag                              Common Stock                                      -              1,359
   Novell Inc                               Common Stock                                      -                334
   Nuance Communication                     Common Stock                                      -                868
   Nvidia Corp                              Common Stock                                      -             11,993
   O Charleys Inc                           Common Stock                                      -              4,106
   O Reilly Automotive Inc                  Common Stock                                      -              7,587
   Occidental Petroleum Corp                Common Stock                                      -          1,935,843
   OM Group Inc                             Common Stock                                      -                103
   Omnicare Inc                             Common Stock                                      -          1,037,517
   On Technology Corp                       Common Stock                                      -              6,930
   Opentv Corp                              Common Stock                                      -                327
   Option Care                              Common Stock                                      -                796
   Oracle Corporation                       Common Stock                                      -            156,384
   Owens Ill Inc                            Common Stock                                      -            686,725
   P&O Princess Cruis Es Plc                Common Stock                                      -             24,966
   Pacific Sunwear Calif Inc                Common Stock                                      -              2,123
   Pacificare Health Systems                Common Stock                                      -            655,867
   Palm Inc                                 Common Stock                                      -             26,045
   Paradyne Networks Inc                    Common Stock                                      -             10,246
   Parametric Tech Corp                     Common Stock                                      -              2,772
   Parker Drilling Co                       Common Stock                                      -                666
   Paychex Inc                              Common Stock                                      -              6,757
   PDI Inc                                  Common Stock                                      -              1,079
   Penn Treaty Amern Cp                     Common Stock                                      -              5,970
   Peoplesoft Inc                           Common Stock                                      -            842,020
   Peregrine Sys Inc                        Common Stock                                      -                104
   Petroleo Brasileiro Sa Petr              Common Stock                                      -              1,494
   Petsmart Inc                             Common Stock                                      -              8,051
   PF Changs China Bistro Inc               Common Stock                                      -              1,271
   Pfizer Inc                               Common Stock                                      -          6,626,927
   Pharmaceutical Holdrs Trus               Common Stock                                      -             22,230
   Pharmaceutical Product De                Common Stock                                      -              2,927
   Pharmacia Corp                           Common Stock                                      -            628,780
   Philip Morris Cos Inc                    Common Stock                                      -          1,607,247
   Pixar Inc                                Common Stock                                      -              5,299
   PLC Sys Inc                              Common Stock                                      -              3,364
   PMC-Sierra Inc                           Common Stock                                      -             11,398
   Portal Software Inc                      Common Stock                                      -              1,616
   Powerwave Tech Inc                       Common Stock                                      -              2,700
   PPL Corp                                 Common Stock                                      -            857,902
   Praecis Pharmaceuticals Inc              Common Stock                                      -                 33
   Praxair Inc                              Common Stock                                      -             16,464
   Priceline.com Inc                        Common Stock                                      -              3,200
   Principal Financial Group                Common Stock                                      -             74,535
   Procter & Gamble Co                      Common Stock                                      -          1,422,185
   Progressive Corp Ohio                    Common Stock                                      -            800,480
   Protein Design                           Common Stock                                      -                187
   Providian Finl Corp                      Common Stock                                      -              1,090
   Proxim Corp                              Common Stock                                      -              3,480
   Purchasepro Com Inc                      Common Stock                                      -                  7
   QLogic Corp                              Common Stock                                      -             37,961
   Qualcomm Inc                             Common Stock                                      -              3,566
   Quantum Corp                             Common Stock                                      -            299,073
   Quest Diagnostics Inc                    Common Stock                                      -              4,268
   Qwest Communications Intl Inc            Common Stock                                      -          2,067,056
   Racing Champions Corp                    Common Stock                                      -              2,730
   Radioshack Corp                          Common Stock                                      -              1,874
   Rainbow Technologies Inc                 Common Stock                                      -              1,434
   Rambus Inc                               Common Stock                                      -              1,476
   Rare Medium Group Inc                    Common Stock                                      -                127
   Rational Software CP Com                 Common Stock                                      -                468
   Redback Networks Inc                     Common Stock                                      -              4,847
   Rent A Center Inc                        Common Stock                                      -             11,988
   Repeater Technologies Inc                Common Stock                                      -                  6
   Republic SVCS Inc                        Common Stock                                      -          1,027,612
   Return Assured Inc Com                   Common Stock                                      -                  6
   RF Micro Devices Inc                     Common Stock                                      -              1,649
   Rite Aid Corp                            Common Stock                                      -              6,412
   Rockwell Intl Corp                       Common Stock                                      -              8,284
   Ross Stores Inc                          Common Stock                                      -              7,000
   RSA Security Inc                         Common Stock                                      -                599
   S&P 500 Depository Receipt               Common Stock                                      -             16,764
   S&P Mid Cap 400 Dep Rcpts Mi             Common Stock                                      -             15,730
   SABA Software Inc                        Common Stock                                      -                530
   Safeway Inc                              Common Stock                                      -            913,037
   Sandisk Corp                             Common Stock                                      -              2,030
   Sanmina Corp                             Common Stock                                      -                723
   Savvis Commun Corp                       Common Stock                                      -              2,460
   SBC Communications                       Common Stock                                      -              6,406
   Scansoft Inc                             Common Stock                                      -             28,548
   Schering Plough Corp                     Common Stock                                      -            916,072
   Schwab Charles Corp                      Common Stock                                      -              2,170
   Scientific Atlanta                       Common Stock                                      -              1,186
   SCP Pool Corp                            Common Stock                                      -              8,030
   Seagate Technology Holdin                Common Stock                                      -                966
   Sears Roebuck & Co                       Common Stock                                      -            476,850
   Seitel Inc Com                           Common Stock                                      -                198
   Seracare Life Sciences Inc               Common Stock                                      -              1,200
   Serena Software Inc                      Common Stock                                      -              3,158
   Shesapeake Energy Corp                   Common Stock                                      -            373,068
   Sicor Inc                                Common Stock                                      -              2,378
   Siebel Systems Inc                       Common Stock                                      -             24,494
   Signa Corp                               Common Stock                                      -            716,118
   Silicon Storage Tech Inc                 Common Stock                                      -              4,040
   Silicon VY Bancshrs                      Common Stock                                      -              1,825
   Sirius Satellite Radio Inc               Common Stock                                      -                 64
   Sketchers USA Inc                        Common Stock                                      -              3,396
   Skyworks Solutions Inc                   Common Stock                                      -              1,052
   Smurfit Stone Container Corp             Common Stock                                      -          1,099,569
   Socket Comm Inc                          Common Stock                                      -                360
   Solectron Corp                           Common Stock                                      -            491,157
   Sonicblue Inc                            Common Stock                                      -              2,300
   Sonus Networks Inc                       Common Stock                                      -              3,050
   Southwest Airlns Co                      Common Stock                                      -              2,780
   Spectranetics Corp                       Common Stock                                      -              6,664
   Spectrum Pharmaceuticals Inc             Common Stock                                      -                  7
   Sprint Corp                              Common Stock                                      -          1,686,412
   SPX Corp                                 Common Stock                                      -            223,091
 * State Street Corp                        Common Stock                                      -              3,933
   Stemcells Inc                            Common Stock                                      -                545
   Stocker And Yale Inc                     Common Stock                                      -              6,200
   Storagenetworks Inc                      Common Stock                                      -             10,788
   Stratos Lightwave Inc                    Common Stock                                      -                110
   Stryker Corp                             Common Stock                                      -              6,712
   Sumcker J M Co                           Common Stock                                      -                 80
   Sun Microsystems Inc                     Common Stock                                      -            152,633
   Suncor Energy Inc                        Common Stock                                      -              1,457
   Surebeam Corp                            Common Stock                                      -             74,740
   Sycamore Networks Inc                    Common Stock                                      -             12,283
   Symantec Corp                            Common Stock                                      -              6,077
   Syncor Intel Corp                        Common Stock                                      -             13,865
   Taiwan Semicndctr Mfg Co Ltd             Common Stock                                      -            152,775
   Talbots Inc                              Common Stock                                      -              2,753
   Target Corp                              Common Stock                                      -            407,323
   Targeted Genetics Corp                   Common Stock                                      -                 80
   Tech Data Corp                           Common Stock                                      -            498,862
   Technitrol Inc                           Common Stock                                      -              2,582
   Telephone & Data Sys Inc                 Common Stock                                      -            604,846
   Tellabs Inc                              Common Stock                                      -          1,035,895
   Tellium Inc                              Common Stock                                      -                704
   Temple Inland                            Common Stock                                      -            394,893
   Tenet Healthcare Corp                    Common Stock                                      -            612,167
   Terayon Comm Sys                         Common Stock                                      -              1,025
   Texas Biotech Corp                       Common Stock                                      -                168
   Texas Instruments Inc                    Common Stock                                      -             17,942
   Textron Inc                              Common Stock                                      -            850,778
   Therma-Wave Inc                          Common Stock                                      -                473
   Thermo Electon Corp                      Common Stock                                      -          1,124,851
   Thor Inds Inc                            Common Stock                                      -              5,166
   Tioga Technologies Ltd                   Common Stock                                      -                435
   Torchmark Inc                            Common Stock                                      -          1,160,308
   Tractor Supply Co                        Common Stock                                      -             13,461
   Transwitch Corp                          Common Stock                                      -              4,479
 * Travelers Ppty Cas Corp                  Common Stock                                      -          1,475,732
   Triad Hosps Inc                          Common Stock                                      -            935,751
   Trimedyne Inc                            Common Stock                                      -              2,100
   Triquint Semiconductor Inc               Common Stock                                      -             17,172
   TXU Corp                                 Common Stock                                      -            914,957
   Tyco Intl Ltd                            Common Stock                                      -          1,265,978
   UAL Corp                                 Common Stock                                      -              1,895
   United Defense Industries Inc            Common Stock                                      -             13,980
   United Health Group Inc                  Common Stock                                      -          2,515,938
   United Online Inc                        Common Stock                                      -              1,116
   US Bancorp                               Common Stock                                      -            850,392
   Utstarcom Inc                            Common Stock                                      -              9,915
   V F Corp                                 Common Stock                                      -            991,673
   V I Technologies Inc                     Common Stock                                      -              1,010
   Valero Energy Corp                       Common Stock                                      -            650,632
   Varian Inc                               Common Stock                                      -                861
   Verisign Inc                             Common Stock                                      -              1,684
   Veritas Dgc Inc                          Common Stock                                      -              1,580
   Verizon Communications                   Common Stock                                      -             13,563
   Vermont Pure Holding S Ltd               Common Stock                                      -                 26
   Verticalnet Inc                          Common Stock                                      -                 87
   Viacom Inc                               Common Stock                                      -          4,046,227
   Vintage Pete Inc                         Common Stock                                      -              1,055
   Viragen Inc                              Common Stock                                      -                137
   Viryanet Ltd Shs                         Common Stock                                      -                 16
   Vitesse Semiconductr Corp                Common Stock                                      -             10,270
   Vitria Tech Inc                          Common Stock                                      -              1,500
   Vodafone Group PLC                       Common Stock                                      -                906
   Vsource Inc                              Common Stock                                      -                 23
   Wachovia Corp                            Common Stock                                      -          3,162,252
   Wal Mart Stores Inc                      Common Stock                                      -          2,705,678
   Walgreen Co                              Common Stock                                      -          1,974,585
   Washington Mutual Inc                    Common Stock                                      -          2,989,836
   Waste Management Inc                     Common Stock                                      -              4,586
   Watson Pharmaceuticals Inc               Common Stock                                      -          1,007,040
   Weatherford Bermuda                      Common Stock                                      -             15,573
   Wellpoint Health Networks Inc            Common Stock                                      -            929,455
   Wendys Intl Inc                          Common Stock                                      -              5,414
   Westell Technologies Inc                 Common Stock                                      -             10,800
   Western Digital Corp                     Common Stock                                      -              9,585
   Whirlpool Corp                           Common Stock                                      -            158,318
   Wild Oats Markets Inc                    Common Stock                                      -              1,032
   Williams Sonoma Inc                      Common Stock                                      -              2,715
   Wisconsin Energy Corp                    Common Stock                                      -            760,535
   Worldcom Inc                             Common Stock                                      -              7,660
   Wrigley  WM JR Co                        Common Stock                                      -            439,921
   Wyeth                                    Common Stock                                      -            562,515
   Wyndham Intl                             Common Stock                                      -              1,150
   Xerox Corp                               Common Stock                                      -              1,610
   Xilinx Inc                               Common Stock                                      -              4,120
   XM Satellite Radio Hldgs Inc             Common Stock                                      -              2,962
   Xoma Ltd                                 Common Stock                                      -              2,750
   XTO Energy Inc                           Common Stock                                      -                 33
   Yahoo Inc                                Common Stock                                      -              5,723
   Youthstream Media Network                Common Stock                                      -                 80
   Zimmer Hldgs Inc                         Common Stock                                      -                623
   Zomax Optical Media Inc                  Common Stock                                      -              4,222
                                                                                    -----------    ----------------

                                                                                              -    $   364,892,227
                                                                                    -----------    ----------------

Fixed Income Securities:

   Alberta Energy Pfd 9.50% 09/30           Fixed Income                                      -              1,343
   Anheuser Busch Cos Inc                   Deb 6.800 08/20/2032                              -            695,156
   Anthem Inc                               NT 2012 6.800 08/01/2012                          -            538,341
   Bank Amer Corp                           SR NT 3.875 01/15/2008                            -            501,899
   Bank New York Inc                        SR Hldg Co NT 5.200 07/01/2007                    -            553,893
   Boeing Cap Corp                          SR NT 5.650 05/15/2006                            -            725,776
   CIA Paranaense De Energia S              Fixed Income                                      -              1,124
 * Citigroup Inc                            Global SR NT 5.750 05/10/2006                     -            311,514
   Coca Cola Enterprises Inc                Deb 6.90 11/15/2026                               -            787,973
   Columbia/HCA Healthcare Corp             7.190 11/15/2015                                  -            507,643
   Commercial Mtg Accep Corp                C2 Cl A 2 6.030 09/15/2030                        -            762,146
   Community Program Ln Tr 1987 A           A Cl Ser 87 A 4 4.500 10/01/2018                  -            888,252
   Conocophillips                           NT 144A 4.750 10/15/2012                          -            497,407
   Constellation Energy Group Inc           SR NT 6.125 09/01/2009                            -            505,920
   Continental Airls                        Past Thru Ctf Ser 6.90 01/02/2018                 -            829,944
   Continental Airls Pass Thru              Ser 1998 1 Cl A 6.648 03/15/2019                  -            107,339
   Countrywide Fdg Corp Mtn                 Tranche Tr 00244 5.250 06/15/2004                 -            699,821
   Credit Suisse First Boston USA           NT 6.125 11/15/2011                               -          1,135,684
   Devon Fing Corp U L C                    Deb 7.875 09/30/2031                              -            932,287
   Dominion Res Inc Del                     NT 5.700 09/17/2012                               -            513,136
   Dow Chem Co                              NT 6.000 10/01/2012                               -            505,640
   Duke Energy Co                           SR NT 6.250 01/15/2012                            -            304,652
   Duke Realty Invest Co                    Fixed Income Securities                           -              7,635
   Enron Cap Res L P PFD Ser A 9            Fixed Income                                      -                  5
   Erac USA Fin Co                          Gtd NT 144A 7.350 06/15/2008                      -            473,515
   Fed Hm Ln Pc                             7.000 12/01/2031                                  -          1,908,307
   Fed Hm Ln Pc                             6.500 10/01/2016                                  -          1,426,785
   Fed Hm Ln Pc C48590                      6.500 03/01/2031                                  -          1,288,038
   Fed Hm Ln Pc C48827                      6.000 03/01/2031                                  -            591,525
   Federal Home Ln Mtg Corp                 Deb 4.875 03/15/2007                              -          1,389,898
   Federal Home Ln Mtg Corp                 5.125 07/15/2012                                  -          5,318,494
   Federal Natl Mtg Assn                    Benchmark NT 5.250 01/15/2009                     -          4,817,508
   Federal Natl Mtg Assn                    7.250 01/15/2010                                  -            527,562
   Federal Natl Mtg Assn                    5.250 06/15/2006                                  -          3,342,756
   FNBC 1993 A Pass Thru Tr                 Pass Thru Ctf Ser 8.080 01/05/2018                -            426,163
   FNMA Pool                                253794 6.500 05/01/2031                           -            768,694
   FNMA Pool                                323887 6.000 12/01/2013                           -          1,121,846
   FNMA Pool                                415728 6.000 04/01/2028                           -          1,141,180
   FNMA Pool                                440830 6.500 10/01/2028                           -            429,872
   FNMA Pool                                535200 7.000 03/01/2015                           -            539,925
   FNMA Pool                                580832 6.500 05/01/2031                           -            628,872
   FNMA Pool                                581043 6.000 05/01/2016                           -            543,180
   FNMA Pool                                6.500 09/01/2031                                  -          1,278,290
   FNMA Pool                                6.000 12/01/2016                                  -            629,107
   FNMA Pool                                6.500 12/01/2031                                  -            225,668
   FNMA Pool                                6.000 01/01/2032                                  -          3,412,593
   FNMA Pool                                6.000 05/01/2017                                  -            700,784
   Ford Cr Auto Owner Tr                    B Cl A4 5.120 10/15/2004                          -            943,621
   Ford Cr Auto Owner Tr                    NT Cl B 4.790 11/15/2006                          -            489,614
   Ford Mtr Cr Co                           Global Landmark 6.875 02/01/2006                  -            991,240
   Ford Mtr Cr Co                           Global Landmark 7.250 10/25/2011                  -            480,740
   General Elec Cap Corp Mtn                Tranche 6.750 03/15/2032                          -            246,147
   General Elec Cap Corp Mtn                Tranche 5.40 01/15/2013                           -            819,636
   General Mtrs Accep Corp                  NT 6.875 09/15/2011                               -          1,194,022
   GMAC Coml Mtg Sec Inc                    Mtg Pass 6.420 05/15/2035                         -            562,541
   GNMA Pool                                003095 6.500 06/20/2031                           -            801,660
   GNMA Pool                                781216 6.500 12/15/2030                           -            502,957
   Healthcare Rlty Tr                       Fixed Income Securities                           -              5,850
   International Business Machs             NT 4.250 09/15/2009                               -            505,173
   LB Coml Conduit Mtg Tr                   Mtg Passthru 6.780 06/15/2031                     -            681,543
   Lehman Bros Hldg                         7.000 02/01/2008                                  -          1,034,791
   Merrill Lynch Mtg Invs Inc               6.220 02/15/2030                                  -             91,495
   Midamerica Energy Hldgs Co               SR NT 2012 144A 5.875 10/01/2012                  -            501,547
   Mirant Americas Generation LLC           SR NT 8.300 05/01/2011                            -            122,204
   Mirant Americas Generation LLC           SR NT 7.200 10/01/2008                            -            105,753
   Motorola Inc                             NT 5.800 10/15/2008                               -            143,417
   National RuralUtils Coop Fin             Global NT 5.750 08/28/2009                        -          1,056,416
   Nova Chem Corp 9.50% 12/31               Fixed Income                                      -              1,860
   Pemex Proj Fdg Master Tr                 Tranche Tr 00005 8.000 11/15/2011                 -            531,860
   Petrleos Mexicanos Medium Term           Tranche Tr 00003 8.625 12/01/2023                 -            520,109
   Pioneer Nat Res Co                       SR NT 6.500 01/15/2008                            -            254,145
   Raytheon Co                              Deb 6.400 12/15/2018                              -            980,889
   SBC Communications Inc                   Global NT 5.875 08/15/2012                        -            267,127
   Shurgard Storage Ctr Inc C               Fixed Income Securities                           -             51,884
   Southwestern Pub SVC Co                  NT Dtd 5.125 11/01/2006                           -            233,650
   Sovran Self Storage Inc                  Fixed Income Securities                           -                 30
   Sprint Cap Corp                          NT 7.900 03/15/2005                               -            349,790
   Texaco Cap Inc                           GTDNT 7.90 02/01/2007                             -             84,531
   Transocean Sedco Forex Inc               NT 7.500 04/15/2031                               -            868,341
   United Mexican STS Mtn                   Tranche 7.500 01/14/2012                          -            371,003
   United States Treas Nts                  3.000 07/15/2012                                  -          1,060,222
   Viacom Inc                               SR Deb 7.875 07/30/2030                           -            979,255
                                                                                    -----------    ---------------

                                                                                              -    $    63,080,155
                                                                                    -----------    ---------------

Baxter Global Wrap Account

Cash & Cash Equivalents:

 * State Street Bank & Trust Co.            Short Term Investment Fund                        -         68,679,825
   United States Treas Bills                0.010 01/09/2003                                  -          1,933,694
   United States Treas Bills                0.010 01/16/2003                                  -          1,948,061
   United States Treas Bills                0.010 02/13/2003                                  -         11,160,422
   United States Treas Bills                0.010 01/09/2003                                  -          2,218,111
   United States Treas Bills                0.010 01/16/2003                                  -            656,980
   United States Treas Bills                0.010 02/13/2003                                  -          5,526,958

Fixed Income Securities:

   Abbey Natl PLC                           Deb 7.950 10/26/2029                              -            159,043
   Abbott Labs                              NT 5.625 07/01/2006                               -            541,137
   Abitibi Consolidated Inc                 Deb 8.850 08/01/2030                              -            131,364
   Advanta Mtg Ln Tr                        Ctf Cl A 4 7.750 10/25/2026                       -            130,247
   Ahold Fin USA Inc                        NT 6.875 05/01/2029                               -            172,747
   Alcoa Inc                                NT 2007 4.250 08/15/2007                          -            279,440
   Allied Waste North Amer Inc              SR NT 7.375 01/01/2004                            -            148,571
   Allied Waste North Amer Inc              SR NT 7.625 01/01/2006                            -            417,418
   Allstate Corp                            SR NT 6.125 12/15/2032                            -            129,784
   AMB Ppty L P                             2008 NT 7.100 06/30/2008                          -          2,207,117
   Amerada Hess Corp                        NT 6.650 08/15/2011                               -            609,471
   American Express Master Tr               Accts Receiv. Tr Ct 5.90 04/15/2004               -            200,439
   American Gen Fin Corp Mtn                Tranche Tr 00385 4.500 11/15/2007                 -            196,522
   American Std Inc                         Shelf 2 7.375 02/01/2008                          -             50,881
   Americsourcebergen Corp                  SR NT 8.125 09/01/2008                            -            185,853
   Amvescap PLC                             SR NT 6.600 05/15/2005                            -            214,941
   Amvescap PLC                             SR NT 5.900 01/15/2007                            -            540,659
   Anadarko Pete Corp                       SR NT 5.375 03/01/2007                            -            397,317
   Anadarko Pete Corp                       SR NT 5.000 10/01/2012                            -            363,233
   Anthem Inc                               NT 2005 4.875 08/01/2005                          -            533,888
   Anthem Inc                               NT 2012 6.800 08/01/2012                          -          1,342,063
   AOL Time Warner Inc                      6.150 05/01/2007                                  -            513,516
   Aramark Svcs inc                         GTD NT 7.000 07/15/2006                           -            617,703
   Aramark Svcs inc                         NT 7.000 05/01/2007                               -            269,254
   Archer Daniels Midland Co                SR Nts 5.935 10/01/2032                           -            374,690
   Archstone Smith Oper Tr                  NT 6.500 02/15/2012                               -            256,619
   Archstone Smith Tr                       SR NT 5.000 08/15/2007                            -            379,789
   Asset Bkd Secs Corp Hm Eq Ln             2001 He 2 Cl A1 1.000 06/15/2031                  -            302,619
   Associates Corp North Amer               SR NT 6.250 11/01/2008                            -          1,092,832
   AT&T Broadband Corp                      NT 8.375 03/15/2013                               -            332,728
   AT&T Corp                                USD SR NT 1.000 11/15/2011                        -          1,062,206
   AT&T Corp                                USD SR NT 6.500 11/15/2006                        -          2,398,337
   AT&T Wireless Svcs Inc                   NT 7.500 05/01/2007                               -            922,674
   AT&T Wireless Svcs Inc                   SR NT 7.875 03/01/2011                            -            657,310
   Ball Corp                                SR NT 144A 6.875 12/15/2012                       -             79,337
   Bank Of America                          SR NT 6.250 04/15/2012                            -            489,148
   Bank One Corp                            7.875 08/01/2010                                  -            571,441
   Bankboston N A Medium Term Nts           Tr 00008 6.375 04/15/2008                         -            280,403
   Bankboston Na Mtn                        6.375 03/25/2008                                  -          1,828,926
   Bear Stearns Coml Mtg Secs Inc           4.720 11/11/2035                                  -            587,052
   Bear Stearns Coml Mtg Secs Inc           4.830 08/15/2038                                  -            611,137
   Bear Stearns Cos Inc                     SR NT 6.250 07/15/2005                            -          1,073,133
   Boeing Cap Corp                          SR NT 7.100 09/27/2005                            -            539,545
   Boeing Cap Corp                          SR NT 5.750 02/15/2007                            -            210,602
   Boston Pptys Ltd Partnership             SR NT 144A 6.250 01/15/2013                       -            220,217
   Bristol Myers Squibb Co                  NT 5.750 10/01/2011                               -            150,609
   Bristol Myers Squibb Co                  4.750 10/01/2006                                  -            206,962
   British Telecommunications Plc           NT 1.000 12/15/2010                               -            359,953
   British Telecommunications PLC           NT 1.000 12/15/2030                               -            156,458
   Calwest Indl Tr                          6.127 02/15/2017                                  -            381,034
   Carnival Corp                            Shelf 6 6.650 01/15/2028                          -            207,273
   Carnival Cruise Lines Inc                NT 7.050 05/15/2005                               -            159,537
   Carolina PWR&LT Co                       NT 6.500 07/15/2012                               -            187,341
   Carramerica Rlty Corp                    SR NT 7.125 01/15/2012                            -            153,135
   Chase Coml Mtg Secs Corp                 7.600 06/18/2006                                  -            391,518
   Chase Coml Mtg Secs Corp                 7.370 05/19/2007                                  -            449,517
   Chase Coml Mtg Secs Corp                 6.600 12/19/2007                                  -            383,986
   Chase Cr Card Owner Tr                   1.000 07/16/2007                                  -            226,994
   Chase Manhattan Corp                     6.000 11/01/2005                                  -          1,063,161
   Cincinnati Gas & Elec Co                 Deb 5.700 09/15/2012                              -            144,418
   CIT Group Inc                            SR NT 5.500 11/30/2007                            -          1,011,326
   CIT Group Inc                            SR NT 5.500 11/30/2007                            -            156,755
   CIT Group Inc                            Tranceh SR 6.875 11/01/2009                       -            154,868
   CIT Group Inc Mt Sr Nts                  Tranche SR 5.625 05/17/2004                       -          1,516,834
 * Citibank Cr Card Issuance Tr             NT Cl 2001 A6 5.650 06/16/2008                    -          2,619,422
 * Citibank Cr Card Issuance Tr             NT Cl 2000 A2 1.000 11/17/2005                    -            370,272
 * Citibank Cr Cord Master Tr I             5.875 03/10/2011                                  -          1,090,849
 * Citicorp                                 Tranche SB 6.375 11/15/2008                       -            628,217
 * Citigroup Inc                            7.250 10/01/2010                                  -          1,505,306
 * Citigroup Inc                            Global SR NT 5.000 03/06/2007                     -            262,908
 * Citigroup Inc                            Global Sub NT 5.625 08/27/2012                    -            486,268
   CK Witco Corp                            SR NT 8.500 03/15/2005                            -            210,580
   Cleveland Elec Illum                     Secd NT Ser B 7.670 07/01/2004                    -            180,573
   Cnh Equity Tr                            5.380 08/15/2007                                  -          1,550,700
   Coca Cola Enterprises Inc                8.500 01Feb22 8.500 02/01/2022                    -            160,374
   Coca Cola Enterprises Inc                Deb 6.750 01/15/2038                              -            138,624
   Columbia/Healthcare Coep                 NT 8.360 04/15/2024                               -             25,224
   Comcast Cable Communications             NT DTD 6.750 01/30/2011                           -            127,366
   Comcast Cable Communications             SR NT 6.200 11/15/2008                            -            625,322
   Commercial Mtg Asset Tr                  6.640 09/17/2010                                  -          1,332,642
   Community Program Ln                     4.500 10/01/2018                                  -          1,978,287
   Conagra Inc                              6.000 09/15/2006                                  -            541,417
   Conoco Fdg Co                            NT 6.350 10/15/2011                               -          1,305,658
   Conoco Fdg Co                            NT 5.450 10/15/2006                               -            166,432
   Conoco Inc                               NT 6.350 04/15/2009                               -            563,480
   Constellation Energy Group Inc           SR NT 6.125 06/01/2009                            -          1,012,793
   Coors Brewing Co                         SR NT 6.375 05/15/2012                            -            220,589
   Countrywide Fdg Corp Mtn                 4.250 12/19/2007                                  -          1,049,415
   Cox Communications Inc                   New 7.125 10/01/2012                              -            443,316
   Cox Communications Inc New               NT 7.750 08/15/2006                               -            218,507
   Credit Suisse First Boston Mtg           6.505 02/15/2034                                  -            100,438
   Credit Suisse First Boston USA           NT 5.750 04/15/2007                               -          2,117,591
   CSX Corp                                 SR NT 6.750 03/15/2011                            -            450,803
   CSX Corp                                 NT 6.250 10/15/2008                               -            152,213
   Deere John Cap Corp                      Global NT 4.500 08/22/2007                        -            342,506
   Delphi Corp                              NT 6.550 06/15/2006                               -          2,085,239
   Devon Energy Corp                        SR Deb 7.950 04/15/2032                           -            292,157
   Devon Fing Corp U L C                    NT 6.875 09/30/2011                               -            362,980
   Dial Corp                                SR NT 7.000 08/15/2006                            -            135,670
   Discover Card Mt 1                       1.000 02/16/2007                                  -            569,612
   DJL Coml Corp                            6.080 03/10/2032                                  -            359,001
   Dlj Comjl Mtg Corp                       1.000 11/12/2031                                  -            164,596
   Dominion Res Inc Del                     NT 5.700 09/17/2012                               -            662,035
   Domtar Inc                               NT 7.875 10/15/2011                               -            375,104
   Donaldson Lufkin & Jenrette Inc          2005 SR NT 6.875 11/01/2005                       -          1,865,132
   Donohue Fst Prods Inc                    SR NT 7.625 05/15/2007                            -            306,609
   Dow Chem Co                              SR NT 5.000 11/15/2007                            -            528,405
   Dow Chem Co                              NT 6.000 10/01/2012                               -          1,524,687
   Duke Cap Corp                            SR NT 7.500 10/01/2009                            -            406,991
   Duke Rlty Corp                           NT 5.875 08/15/2012                               -            245,846
   Duke Weks Realty Corp                    NT 6.950 03/15/2011                               -            106,117
   EOP Oper Ltd Partnership                 NT 6.375 02/15/2003                               -            495,541
   EOP Oper Ltd Partnership                 NT 7.500 04/19/2029                               -            228,782
   Erac USA Fin Co                          GTD NT 144A 7.350 06/15/2008                      -          1,662,578
   Erac USA Fin Co                          NT 144A 6.950 03/01/2004                          -          1,544,139
   Erac USA Fin Co                          NT 144A 8.250 05/01/2005                          -            304,555
   Fed Hm Ln Pc                             6.500 08/01/2017                                  -          1,108,827
   Fed Hm Ln PC                             7.000 06/01/2032                                  -          4,028,520
   Fed Hm Ln PC                             5.000 11/01/2007                                  -            510,207
   Fed Hm Ln PC                             4.500 11/01/2007                                  -            960,452
   Fed Hm Ln PC                             4.500 12/01/2007                                  -            480,802
   Fed Hm Ln Pc                             G10699 6.500 07/01/2012                           -            262,957
   Federal Home Ln Mtg Corp                 Preassign 00249 6.000 07/15/2027                  -          1,158,023
   Federal Home Ln Mtg Corp                 Ser 1819 Cl 1819 E 6.000 02/15/2011               -          3,209,373
   Federal Home Ln Mtg Corp                 5.250 01/15/2006                                  -          3,054,820
   Federal Home Ln Mtg Corp                 Deb 5.000 05/15/2004                              -          1,550,548
   Federal Home Ln Mtg Corp                 Deb 5.500 07/15/2006                              -          2,168,815
   Federal Home Ln Mtg Corp                 Deb 3.250 12/15/2003                              -          2,508,934
   Federal Home Ln Mtg Corp                 Ser 2059 Cl HA 5.750 12/15/2025                   -            399,537
   Federal Home Ln Mtg Corp                 Deb 3.500 09/15/2007                              -          1,611,403
   Federal Home Ln Mtg Corp                 Deb 5.250 02/15/2004                              -          2,057,611
   Federal Home Ln Mtg Corp                 5.750 01/15/2012                                  -            318,555
   Federal Home Ln Mtg Corp                 Ser 2478 CL JE 6.000 04/15/2020                   -            209,661
   Federal Home Ln Mtg Corp                 Ser 2533 CL KC 4.250 10/15/2010                   -            140,091
   Federal Home Ln Mtg Corp GTD             Preassign 00392 6.000 04/15/2025                  -          1,019,839
   Federal Home Ln Mtg PC GTD               Ser 1404 FA 4.500 11/15/2007                      -          1,056,263
   Federal Home Ln Mtg PC GTD               3.500 12/15/2021                                  -          1,344,515
   Federal Home Ln Mtg PC GTD               Ser 1673 Cl 1673 H 6.000 11/15/2022               -          1,917,429
   Federal Home Ln Mtg PC GTD               Ser 1821 Cl 1821 C 6.500 7/15/2024                -            470,291
   Federal Natl Mtg Assn                    7.125 03/15/2007                                  -          2,079,416
   Federal Natl Mtg Assn                    5.500 02/15/2006                                  -          1,296,288
   Federal Natl Mtg Assn                    4.375 10/15/2006                                  -          1,675,669
   Federal Natl Mtg Assn                    Ser 1996 7 Cl H 6.500 12/25/2023                  -          1,099,785
   Federal Natl Mtg Assn                    6.000 03/25/2023                                  -          5,520,441
   Federal Natl Mtg Assn                    Preassign 00418 6.000 07/25/2026                  -          3,026,883
   Federal Natl Mtg Assn                    5.139 12/25/2011                                  -            969,056
   Federal Natl Mtg Assn                    4.768 04/25/2012                                  -            834,536
   Federal Natl Mtg Assn                    NT 6.000 05/15/2008                               -          2,235,726
   Federal Natl Mtg Assn GTD                6.500 08/20/2024                                  -          1,488,491
   Federal Natl Mtg Assn GTD                6.500 04/18/2026                                  -          2,952,463
   Federal Natl Mtg Assn Mtn                6.060 02/03/2006                                  -          2,526,555
   Federal Natl Mtg Assn Remic              5.703 05/25/011                                   -          1,194,724
   Federal Natl Mtg Assn Remic              6.750 05/25/2021                                  -            125,355
   FHLMC                                    Jan 15 Gold Single 5.500 12/31/2099               -            827,824
   Financement Que                          NT 5.000 10/25/2012                               -            196,878
   First Data Corporation                   SR NT 5.625 11/01/2011                            -            519,142
   First Un Natl Bk NC                      Tranche SB 00005 7.800 08/18/2010                 -            587,815
   First Union Lehman Bros BK               Ser 1998 6.560 11/18/2035                         -            185,672
   First USA Cr Card Master Tr              Asset Backed Ser 1.000 07/10 2006                 -            345,695
   Firstbank P R                            Sub Cap NT 7.625 12/20/2005                       -          1,808,472
   Firstenergy Corp                         NT Ser B 6.450 11/15/2011                         -            180,364
   Fleet Finl Group Inc New                 Sub Deb 6.875 01/15/2028                          -            155,813
   FNMA                                     Jan 15 Single Fam 5.000 12/31/2099                -            352,402
   FNMA                                     Jan 15 Single Fam 5.500 12/31/2099                -          9,168,599
   FNMA                                     Jan 15 Single Fam 6.000 12/01/2099                -         27,628,200
   FNMA                                     Jan 30 Single Fam 6.500 12/01/2099                -         17,711,078
   FNMA                                     Jan 30 Single Fam 7.000 12/01/2099                -          3,823,190
   FNMA                                     Feb 30 Single Fam 6.000 12/31/2099                -          9,146,705
   FNMA                                     Feb 30 Single Fam 6.500 12/31/2099                -          1,948,841
   FNMA Pool                                125420 5.500 05/01/2011                           -            137,061
   FNMA Pool                                252161 6.000 12/01/2028                           -            922,630
   FNMA Pool                                254088 5.500 12/01/2016                           -            891,104
   FNMA Pool                                254140 5.500 01/01/2017                           -          2,246,372
   FNMA Pool                                343347 5.500 04/01/2011                           -          1,031,184
   FNMA Pool                                415766 6.000 05/01/2028                           -          1,279,233
   FNMA Pool                                313709 6.900 06/01/2007                           -            503,783
   FNMA Pool                                323348 8.500 06/01/2012                           -            289,693
   FNMA Pool                                6.500 06/01/2017                                  -          1,324,078
   FNMA Pool                                6.500 08/01/2032                                  -          2,773,206
   FNMA Pool 323927                         5.500 08/01/2014                                  -          1,839,036
   FNMA Pool 545539                         6.000 06/01/2011                                  -          1,586,760
   Ford Cr Auto Owner Tr                    4.790 11/15/2006                                  -            462,990
   Ford Mtr Co Del                          BD 6.375 02/01/2029                               -            684,931
   Ford Mtr Co Del                          Global Landmark 7.450 07/16/2031                  -            401,258
   Ford Mtr Cr Co                           Global Landmark 7.375 02/01/2011                  -            482,096
   Ford Mtr Cr Co                           CDT 5.800 01/12/2009                              -          1,203,769
   Ford Mtr Cr Co                           Global Landmark 7.250 10/25/2011                  -          1,786,732
   Ford Mtr Cr Co                           Global Landmark 6.500 01/25/2007                  -            563,923
   Fpl Group Cap Inc                        Deb 6.875 06/01/2004                              -            516,063
   GE Cap Coml Mtg Corp                     2002 1 Coml Mtg 5.994 12/10/2035                  -            577,452
   General Elec Cap Corp Mtn                Tranche SR 00521 5.875 02/15/2012                 -            580,375
   General Elec Cap Corp Mtn                Tranche SR 00551 6.000 06/15/2012                 -            783,764
   General Elec Cap Corp Mtn                Tranche SR 00575 5.450 01/15/2013                 -            454,537
   General Elec Cap Corp Mtn                Tranche Tr 00551 6.000 06/15/2012                 -          1,436,900
   General Mtrs Accep Corp                  SR NT 6.125 08/28/2007                            -            441,523
   General Mtrs Accep Corp                  SR NT 6.875 08/28/2012                            -            441,872
   General Mtrs Accep Corp                  NT 6.125 09/15/2006                               -          1,013,770
   General Mtrs Accep Corp                  NT 6.875 09/15/2011                               -          2,942,679
   General Mtrs Accep Corp                  SR NT 6.125 08/28/2007                            -            667,302
   General Mtrs Accep Corp                  NT 8.000 11/01/2031                               -            222,049
   General Mtrs Accep Corp                  SR NT 6.875 08/28/2012                            -            289,672
   GNMA I                                   Jan 30 Single Fam 6.500 12/15/2099                -          3,083,941
   GNMA Pool                                448335 6.500 04/15/2031                           -            948,392
   GNMA Pool                                567214 6.500 10/15/2031                           -          1,018,219
   Goldman Sachs Group Inc                  SR NT 5.700 09/01/2012                            -            647,959
   Green Tree Finl Corp                     1999 6.080 12/01/2030                             -            795,898
   GS Mtg Secs Corp                         2002 1.000 07/25/2032                             -            158,987
   Harrahs Oper Inc                         Gtd SR Sub NT  7.875 12/15/2005                   -            183,694
   HCA Healthcare Co                        SR NT 7.875 02/01/2011                            -             26,766
   HCA Healthcare Co                        NT 8.750 09/01/2010                               -            201,376
   Health Net Inc                           SR NT 8.375 04/15/2011                            -            205,048
   Healthcare Rlty Tr In                    SR NT 8.125 05/01/2011                            -            165,288
   HJ Heinz Finance Co                      6.750 03/15/2032                                  -            285,801
   Honda Auto Receivables 2002 1            NT Cl A 4 4.220 04/16/2007                        -            282,642
   Host Marriott L P                        SR NT Ser I 9.500 01/15/2007                      -             90,697
   Household Fin Corp                       NT 7.000 05/15/2012                               -            804,459
   Household Fin Corp                       NT 6.500 11/15/2008                               -            476,636
   Household Fin Corp                       NT 6.375 11/27/2012                               -            288,730
   Household Fin Corp                       NT 6.750 05/15/2011                               -             36,919
   Household Fin Corp                       NT 6.375 10/15/2011                               -             66,762
   Household Fin Corp                       NT 7.000 05/15/2012                               -             75,083
   Household Fin Corp                       NT 7.350 11/27/2032                               -             37,231
   Inco Ltd                                 NT 7.750 05/15/2012                               -            107,953
   Inco Ltd                                 Deb 7.200 09/15/2032                              -            163,838
   International Flavors & Frag             NT 6.450 05/15/2006                               -            154,638
   International Lease Fin Corp             Global NT 6.375 03/15/2009                        -            711,806
   International Paper Co                   NT 6.750 09/01/2011                               -            755,169
   Intl BK For Recon + Dev                  SR Global BD 4.000 01/10/2005                     -            715,664
   Italy (Republic of)                      4.375 10/25/2006                                  -            814,903
   J P Morgan Chase & Co                    Sub NT 6.750 08/15/2008                           -            667,352
   J P Morgan Chase & Co                    Sr HLDG Co NT 5.250 05/30/2007                    -            735,108
   J P Morgan Chase Coml Mtg Secs           6.260 03/15/2033                                  -            826,212
   Jefferies Group Inc New                  SR NT 7.750 03/15/2012                            -            188,699
   JP Morgan Chase                          6.75pct 01Feb11  6.750 02/01/2011                 -            754,379
   Kellogg Co                               NT Ser B 6.000 04/01/2006                         -            508,417
   Kellogg Co                               Deb Ser B 7.450 04/01/2031                        -            279,382
   Kerr McGee Corp                          NT 6.875 09/15/2011                               -            350,052
   Keyspan Corp                             7.250 11/15/2005                                  -            584,011
   Keyspan Corp                             NT 6.150 06/01/2006                               -            480,197
   KFW Intl Fin Inc                         GTD Global Nt 4.250 04/18/2005                    -            646,514
   Kraft Foods Inc                          Global NT 4.625 11/01/2006                        -            524,219
   Kroger Co                                6.750 04/15/2012                                  -            760,285
   Kroger Co                                NT 7.500 04/01/2031                               -            207,141
   Lehman Bros Inc                          Sr Sub NT 7.360 12/15/2003                        -            773,720
   Lehman Bros Inc                          NT 6.500 04/15/2008                               -            769,291
   Lehman Brothers Hldgs Inc                Tranche Tr 00387 6.625 01/18/2012                 -            455,207
   Liberty Media Corp                       SR NT 7.875 07/15/2009                            -            395,863
   Lockheed Martin Corp                     Deb 8.500 12/01/2029                              -            144,902
   Lockheed Martin Corp                     NT 8.200 12/01/2009                               -            344,210
   Masco Corp                               SR NT 5.875 07/15/2012                            -            370,122
   Meadwestvaco Corp                        NT 6.850 04/01/2012                               -            775,217
   Meditrust                                NT 7.820 09/10/2026                               -            119,301
   Merey Sweeny LP                          SV BD 144A 8.850 12/18/2019                       -          1,107,881
   Merrill Lynch Mtg Invs Inc               Mtg Ctf 1996 C2 Cl D 6.960 11/21/2028             -            346,720
   Metlife Inc                              SR NT 5.375 12/15/2012                            -            173,004
   MGM Grand Inc                            SR Call Bd 6.950 02/01/2005                       -            155,053
   Midamerican Energy Hldgs Co              SR NT 2012 114A 5.875 10/01/2012                  -            148,758
   Mohegan Tribal Gaming Augh               2006 SR NT 8.125 01/01/2006                       -            103,365
   Mohegan Tribal Gaming Augh               SR Sub NT 8.750 01/01/2009                        -             52,237
   Morgan JP Coml Mtg Fin Corp              7.088 06/15/2029                                  -            251,918
   Morgan Stanley Cap I Inc                 1.000 12/15/2031                                  -            519,673
   Morgan Stanley Dean Witter Cap           6.510 04/15/2034                                  -          1,668,626
   Morgan Stanley Dean Witter Cap           4.570 12/18/2032                                  -            493,414
   Morgan Stanley Dean Witter Cap           Ser 2002 IQ3 Cl A4 5.080 09/15/2037               -            758,016
   Morgan Stanley Group Inc                 Global NT 6.750 04/15/2011                        -            547,041
   Morgan Stanley Group Inc                 5.800 04/01/2007                                  -            395,292
   Morgan Stanley Group Inc                 Global NT 6.750 04/15/2011                        -            503,278
   Motorola Inc                             NT 6.750 02/01/2006                               -            509,705
   Motorola Inc                             8.000 11/01/2011                                  -          1,079,170
   National City Bk                         Tranche SB 00003 6.200 12/15/2011                 -            311,091
   National City Corp                       Sub Deb 6.875 05/15/2019                          -            105,167
   National Rural Utils Coop Fin            Global NT 5.750 08/28/2009                        -          1,755,985
   National Rural Utils Coop Fin            NT 2012 7.250 03/01/2012                          -            181,204
   National Westminster Bk PLC              Reset Sub NT 7.750 04/29/2049                     -            834,671
   Navistar Finl 2002 A Owner Tr            Asset Bkd NT Cl A 4 4.760 04/15/2009              -          2,083,945
   Newell Rubbermaid Inc                    NT 6.000 03/15/2007                               -            529,349
   News Amer Hldgs Inc                      Gtd SR Deb 9.500 07/15/2024                       -            419,996
   News Amer Inc                            SR NT 6.625 01/09/2008                            -            465,137
   Niagara Mohawk PWR Corp                  1st Mtg Dtd 5/15/95 7.750 05/15/2006              -             83,242
   Niagara Mohawk PWR Corp                  SR NT Ser G 7.750 10/01/2008                      -            282,352
   Nisource Fin Corp                        Gtd NT 7.875 11/15/2010                           -            225,074
   Nisource Fin Corp                        Gtd NT 7.625 11/15/2005                           -            225,166
   Nomura Asset Secs Corp                   94 2 Cl 2A 7.500 05/25/2024                       -            210,039
   Nomura Asset Secs Corp                   6.590 03/15/2030                                  -          1,144,971
   Nordea BK Sweden A B                     Sub NT 144A 5.250 11/30/2012                      -            646,104
   Norfolk Southn Corp                      NT 7.050 05/01/2037                               -            215,891
   Norfolk Southn Corp                      SR NT 7.250 02/15/2031                            -            343,313
   Northern Sts Pwr Co MN                   8.000 08/28/2012                                  -            135,581
   Northrop Grumman Corp                    NT 7.125 02/15/2011                               -            172,978
   Northrop Grumman Corp                    Deb 7.750 02/15/2031                              -            439,213
   NVR Inc                                  SR NT 8.000 06/01/2005                            -             61,575
   NWA Tr                                   SR Aircraft NT 8.260 03/10/2006                   -            290,559
   NWA Tr                                   SR Aircraft NT 9.360 03/10/2006                   -            245,161
   Occidental Peet Corp                     SR NT 8.450 02/15/2029                            -            280,393
   Ontario Prov CDA                         BD 5.500 10/01/2008                               -            547,393
   PDVSA Fin Ltd                            NT 144A 6.800 11/15/2008                          -          1,637,059
   Petrleos Mexicanos Medium Term           Tranche Tr 00003 8.625 12/01/2023                 -            752,076
   Petronas Cap Ltd                         USD GTD NT 114A 7.000 05/22/2012                  -            303,043
   Philip Morris Cos Inc                    NT 6.375 02/01/2006                               -          2,975,789
   Phillips Pete Co                         Deb 6.650 07/15/2018                              -            157,994
   Pinnacle One Partners LP                 SR NT 144A 8.830 08/15/2004                       -            307,211
   Pioneer Nat Res Co                       SR NT 6.500 01/15/2008                            -          1,504,214
   Praxair Inc                              NT 6.375 04/01/2012                               -            460,911
   Progress Energy Inc                      SR NT 5.850 10/30/2008                            -            519,372
   Progress Energy Inc                      SR NT  7.000 10/30/2031                           -            378,023
   Protective Life U S Fdg Tr               NT 5.875 08/15/2006                               -            542,396
   Provident Cos Inc                        SR NT 6.375 07/15/2005                            -          1,731,548
   Prudential Ins Co Amer                   SR NT 144A 6.375 07/23/2006                       -            533,430
   Public Svc Co Colo                       7.875 10/01/2012                                  -            293,281
   Qubec Prov CDA                           Global Deb Ser PJ 6.125 01/22/2011                -            581,681
   Quest Diagnostics Inc                    SR NT 6.750 07/12/2006                            -            288,210
   Raytheon Co                              Deb 6.000 12/15/2010                              -            514,266
   Raytheon Co                              NT 5.500 11/15/2012                               -            125,488
   Republic Svcs Inc                        2009 NT 7.125 05/15/2009                          -            276,874
   Republic Svcs Inc                        6.750 08/15/2011                                  -            211,415
   Residential Asset Sec Mtg Pass           1.000 09/25/2031                                  -            185,490
   Residential Asset Sec Mtg Pass           2002 KS3 Cl A II 1.000 05/25/2032                 -            571,901
   Royal BK Scotland Group PLC              Global NT 5.000 10/01/2014                        -            583,744
   Royal Caribbean Cruises Ltd              SR NT 8.750 02/02/2011                            -            252,707
   Royal Kpn Nv                             NT 8.000 10/01/2010                               -            158,079
   Sappi Papier Hldg Ag                     Gtd NT 144A  6.750 06/15/2012                     -            263,032
   SBC Communications Inc                   Global NT 6.250 03/15/2011                        -            538,189
   Science Applications Intl Corp           NT 6.250 07/01/2012                               -            105,063
   Sears Roebuck Accep Corp                 NT 6.250 05/01/2009                               -            359,018
   Sears Roebuck Accep Corp                 NT 6.750 08/15/2011                               -          1,164,594
   Sears Roebuck Accep Corp                 NT 7.000 02/01/2011                               -            152,504
   Simon Debartolo Group LP                 6.625pct NT 6.625 06/15/2003                      -            240,807
   Skandinaviska Enskilda Banken            Sub NT Step Up 1.000 12/29/2049                   -            502,550
   SLM Student Ln Tr                        1.000 07/28/2009                                  -            525,539
   SLM Student Ln Tr                        1.000 03/17/2008                                  -            496,419
   Sonsolidated Edison Co NY Inc            Deb Ser 2002 B 4.875 02/01/2013                   -            194,076
   South Affrica Rep                        NT 8.500 06/23/2017                               -          2,886,315
   Southern Nat Gas Co                      NT 7.350 02/15/2031                               -            178,285
   Sprint Cap Corp                          NT 8.375 03/15/2012                               -            157,681
   Sprint Cap Corp                          NT 6.875 11/15/2028                               -            400,648
   Sprint Cap Corp                          NT 7.900 03/15/2005                               -          2,353,837
   Sprint Cap Corp                          7.625 01/30/2011                                  -            516,071
   SPX Corp                                 SR NT 7.500 01/01/2013                            -             45,015
   Standish Ayer & Wood Invt Tr             Intl Fixed Income Fd                              -          5,019,865
   Suntrusrt Bk Atlanta GA                  Tranche SB 00001 7.250 09/15/2006                 -            129,957
   Target Corp                              NT 5.875 03/01/2012                               -            186,596
   TCI Communications Inc                   Deb 7.875 02/15/2026                              -             69,997
   Tech Cominco LTD                         NT 7.000 09/15/2012                               -            235,898
   Teco energy Inc                          NT 2007 6.125 05/01/2007                          -            206,765
   Telekom Malaysia Berhad                  Deb 144A 7.875 08/01/2025                         -          2,168,660
   Tenet Healthcare Corp                    SR NT 6.375 12/01/2011                            -            332,956
   Texas Eastn Transmission Corp            SR NT 5.250 07/15/2007                            -            832,887
   Textron FINL Corp                        NT 5.875 06/01/2007                               -            335,325
   Time Warner Entmt Co L P                 SR Deb 7.250 09/01/2008                           -          2,104,356
   Tosco Corp                               Deb 7.800 01/01/2027                              -            173,333
   Tosco Corp                               NT 8.125 02/15/2030                               -            112,060
   Toyota Auto Rec Owner Tr                 Ser 2001 B Cl A4 1.000 10/15/2007                 -            311,028
   Toyota Auto Receivables                  Cl A 3 Fltg 1.000 12/15/2005                      -            172,712
   Toyota Auto Receivables                  2002 C Asset Bkd 1.000 03/15/2005                 -            616,542
   Tricon Global Restaurants Inc            SR NT 7.650 05/15/2008                            -            288,323
   Tricon Global Restaurants Inc            SR NT 8.875 04/15/2011                            -            217,090
   TRW Inc                                  NT 6.050 01/15/2005                               -          1,528,034
   TRW Inc                                  NT 7.125 06/01/2009                               -            836,500
   U S BK Natl Assn Minneapolis             6.375 08/01/2011                                  -            577,838
   U S Dept Veteran Affairs                 6.000 04/15/2008                                  -            304,573
   U S Dept Veteran Affairs                 6.000 04/15/2009                                  -            860,290
   Union Planters Corp                      Sub NT 7.750 03/01/2011                           -            373,605
   United Mexican Sts Mtn                   Tranche 7.500 G124 01/14/2012                     -          1,111,231
   United States Treas Bds                  6.250 05/15/2030                                  -         10,906,368
   United States Treas Bds                  5.375 02/15/2031                                  -          1,969,730
   United States Treas Nts                  6.500 05/15/2005                                  -          5,992,189
   United States Treas Nts                  6.500 08/15/2005                                  -            204,202
   United States Treas Nts                  5.500 05/15/2009                                  -            263,152
   United States Treas Nts                  6.000 08/15/2004                                  -            264,880
   United States Treas Nts                  6.000 08/15/2009                                  -          1,388,335
   United States Treas Nts                  3.500 11/15/2006                                  -          5,222,261
   United States Treas Nts                  3.000 11/30/2003                                  -          3,258,473
   United States Treas Nts                  3.000 01/31/2004                                  -             25,131
   United States Treas Nts                  3.000 02/29/2004                                  -          1,786,445
   United States Treas Nts                  3.250 05/31/2004                                  -            212,744
   United States Treas Nts                  2.875 06/30/2004                                  -          1,805,375
   United States Treas Nts                  2.125 10/31/2004                                  -            249,414
   United States Treas Nts                  3.000 11/15/2007                                  -          3,835,395
   United States Treas Nts                  4.000 11/15/2012                                  -          4,911,218
   United States Treas Nts                  3.000 07/15/2012                                  -          1,058,927
   United States Treas Nts                  Inflation Indexed 3.625 01/15/2008                -          2,440,310
   United States Treas Nts                  5.500 02/28/2003                                  -          6,447,669
   United States Treas Nts                  00004 3.250 05/31/2004                            -         15,575,902
   United States Treas Nts                  1.750 12/31/2004                                  -          3,340,251
   United States Treas Nts                  Inflation Indexed 3.875 01/15/2009                -          6,911,401
   Unitedhealth Group Inc                   NT 5.200 01/17/2007                               -            191,963
   Univision Commjunications Inc            SR NT 7.850 07/15/2011                            -            169,478
   UNUM Corp                                NT 6.750 12/15/2028                               -            284,918
   UPM Kymmene Corp                         5.625 12/01/2014                                  -            168,468
   Verizon Global FDG Corp                  Global NT 7.375 09/01/2012                        -            698,676
   Verizon Wireless Cap LLC                 NT 5.375 12/15/2006                               -            251,514
   Verizon Wireless Cap LLC                 NT 1.000 12/17/2003                               -          1,626,481
   Viacom Inc                               SR NT 7.750 06/01/2005                            -            608,943
   Vodafone Airtouch PLC                    NT 7.750 02/15/2010                               -            659,902
   Wal Mart Stores Inc                      NT 6.875 08/10/2009                               -            204,722
   Washington Mut Fin Corp                  SR NT 6.250 05/15/2006                            -            842,146
   Waste Mgmt Inc Del                       SR NT 6.875 05/15/2009                            -            278,486
   Waste Mgmt Inc Del                       SR NT 7.375 05/15/2029                            -             54,273
   Waste Mgmt Inc Del                       SR NT 7.375 08/01/2010                            -            360,123
   Waste Mgmt Inc Del                       SR NT 6.500 11/15/2008                            -             19,859
   Wells Fargo & Co New                     Sub NT 5.000 11/15/2014                           -            849,809
   Wells Fargo BK N A                       NT DTD 6.450 02/01/2011                           -            827,795
   Westvaco Corp                            Deb 8.200 01/15/2030                              -            428,582
   XL Cap Fin Europe PLC                    SR NT DTD 6.500 01/15/2012                        -            538,045
                                                                                    -----------    ----------------

                                                                                              -    $   503,529,521
                                                                                    -----------    ----------------

Pacific Investment Management Company

Cash & Cash Equivalents:

* State Street Bank & Trust Co.             Short Term Investment Fund                        -         10,328,202
                                                                                                                 -
Fixed Income Securities:                                                                                         -
                                                                                                                 -
   Aid Inca Infrastructure                  Fin Frn 1.000 03/26/2009                          -          1,973,549
   American Residential Mtg Ln              1.000 05/25/2029                                  -              2,251
   Bear Stearns Arm                         1.000 01/25/2032                                  -            637,957
   Citicorp Mtg Secs Inc                    4.150 12/25/2031                                  -            911,001
   Columbia/HCA Healthcare Corp.            Tranche TR 00003 8.130 08/04/2003                 -            401,617
   Costal Corp                              NT DTD 7.750 06/15/2010                           -            301,953
   Cwmbs Inc                                5.250 05/25/2032                                  -          1,961,606
   Daimler Chrysler Hldgs                   NT 8.500 01/18/2031                               -            239,600
   Fed Hm Ln Pc                             6.500 05/01/2032                                  -            976,558
   Federal Home Ln Mtg Corp                 Preassign 00070 5.750 06/15/2021                  -          1,070,629
   Federal Home Ln Mtg Corp                 Preassign 00337 1.000 02/15/2025                  -            988,552
   Federal Home Ln Mtg PC Gtd               Ser 1628 CL 1628 G 5.850 08/15/2019               -            117,650
   Federal Home Ln Mtg PC Gtd               Ser 1675 CL 1675 G  6.000  02/15/2020             -            323,610
   Federal Home Ln Mtg PC GTD               Remic Ser 32 Cla Ph  6.500 09/25/2022             -          6,789,820
   Federal Natl Mtg Assn                    6.000 07/25/2019                                  -          1,375,040
   Federal Natl Mtg Assn                    1.000 02/25/2025                                  -            987,720
   Federal Natl Mtg Assn                    Preassign 00001 5.000 09/25/2010                  -          2,931,587
   Federal Natl Mtg Assn GTD                6.250 11/18/2022                                  -            933,905
   FHLMC                                    Jan 30 Gold Single 6.500 12/10/2099               -         10,795,004
   FNMA                                     Jan 15 Single Fam 5.500 12/31/2099                -            510,810
   FNMA                                     Feb 15 Single Fam 5.500 12/31/2099                -         10,188,446
   Freddie Mac                              Ser 2411 CL FJ 1.000 12/15/2029                   -          1,005,668
   Govt Natl Mtg Assn GTD Remic             6.750 05/16/2026                                  -            518,648
   IRS USD                                  SWP 031909 6.000 06/18/2023                       -         (1,102,974)
   IRS USD                                  SWP 031883 5.000 06/18/2008                       -            754,574
   IRS USD                                  SWP 031776 5.000 06/18/2013                       -            (44,579)
   Mid St Tr Iv                             Asset Backed NT 8.330 04/01/2030                  -          1,809,294
   National Australia Fdg Del Inc           1.410 01/02/2003                                  -          4,933,292
   Occidental Pete Corp                     SR NT 6.400 04/01/200  3                          -          1,494,906
   Pimco Fds Pac Invt Mgmt                  Private Acct Portfolio                            -          2,463,233
   Pimco Fds Pac Invt Mgmt Ser              U S Govt Sector Port Instl Cl                     -          4,124,638
   Pimco Fds Pac Invt Mgmt Ser              Ntg Portfolio Instl Cl                            -         14,872,907
   Pimco Fds Pac Invt Mgmt Ser              Energing Mkts Portfolio                           -          5,053,773
   Pimco Fds Pac Invt Mgmt Ser              Intl Portfolio Instl Cl                           -          5,270,873
   Pimco Fds Pac Invt Mgmt Ser              Invt Grade Corp Port Instl Cl                     -         17,307,827
   Small Business Admin                     Deb Ser 1999 20 K 7.060 11/01/2019                -            976,562
   Small Business Admin                     Deb Ser 1999 20 L 7.190 12/01/2019                -          1,580,354
   SWAP Option 3mo Libor                    Oct 4.0 Call                                      -            (59,443)
   SWAP Option 3mo Libor P015188            Nov 3.15 Call                                     -           (200,670)
   SWAP Option 3mo Libor P015787            Jan 6.65 Put                                      -            (54,381)
   SWAP Option 3mo Libor P030984            Oct 6.0 Put                                       -            (75,311)
   SWAP Option 3mo Libor P031503            Nov 3.0 Call                                      -            (12,904)
   SWAP Option 3mo Libor P031511            Nov 3.0 Call                                      -             (2,881)
   SWAP Option 3mo Libor P031784            Oct 4 Call                                        -            (24,240)
   SWAP Option 3mo Libor P032097            Jan 4.0 Call                                      -                (34)
   SWAP Option 3Mo Libor PO15100            Nov 6.13 Put 0.000 11/10/2003                     -           (203,729)
   SWAP Option 3Mo Libor PO15951            Jan 7 Put 0.000 01/07/2005                        -             (2,615)
   SWAP Option 3Mo Libor PO31404            Nov 3.0 Call 0.000 11/12/2003                     -             (6,350)
   United Airls Pass Thru Trs               9.560 10/19/2018                                  -            148,016
   United States Treas Bds                  8.750 05/15/2017                                  -            214,203
   United States Treas Bds                  8.875 08/15/2017                                  -            722,039
   United States Treas Bds                  6.250 08/15/2023                                  -          5,683,133
   United States Treas Bds                  5.500 08/15/2028                                  -            799,109
   United States Treas Bills                0.010 02/13/2003                                  -            492,734
   United States Treas Bills                0.010 02/20/2003                                  -          1,231,554
   United States Treas Nts                  7.000 07/15/2006                                  -          5,148,143
   Wells Fargo Mtg Backed Secs              5.400 04/25/2032                                  -          1,252,707
                                                                                    -----------    ---------------

                                                                                              -    $   130,815,143
                                                                                    -----------    ---------------
Benefit Responsive Interest Rate Wrapper Contracts:

   Aegon Institutional Markets              open ended maturity                               -        (87,499,830)
 * State Street Bank & Trust Co.            open ended maturity                               -        (32,834,462)
                                                                                    -----------    ---------------

                                                                                              -    $  (120,334,292)
                                                                                    -----------    ---------------

   Guaranteed Investment Contracts                                                            -    $   514,010,372
                                                                                    -----------    ---------------

Commingled Investments:

   Aegis Value Fund Inc                     Commingled Investments                            -              4,470
   Alleghany/Veredus Aggres                 Commingled Investments                            -              3,341
   Amer Century Benham Targe                Commingled Investments                            -                674
   American Aadvantage Small                Commingled Investments                            -             10,221
   American Century 20th Cent               Commingled Investments                            -              5,098
   American Century Equity Inc              Commingled Investments                            -              2,723
   American Century Nwe Real                Commingled Investments                            -             15,259
   Ameristock Mutual Fund                   Commingled Investments                            -             42,846
   Ariel Appreciation Class B               Commingled Investments                            -            141,832
   Ariel Growth Class A                     Commingled Investments                            -             73,879
   Artisan Internat'l                       Commingled Investments                            -            112,847
   Artisan Mid Cap                          Commingled Investments                            -             18,930
   Baron Growth & Inc                       Commingled Investments                            -                251
   Berger Mid Cap Value                     Commingled Investments                            -             27,777
   Berger Small Cap Val Retail              Commingled Investments                            -              4,366
   Berkshire Focus Fund                     Commingled Investments                            -             15,448
   Bjurman Micro Cap Growth                 Commingled Investments                            -                960
   Black Oak Emerging Technol               Commingled Investments                            -                102
   Boston Partners Sml Cap Va               Commingled Investments                            -              4,434
   Brazos Micro Cap Growth                  Commingled Investments                            -                317
   Bridgeway Aggressive Grow                Commingled Investments                            -             32,589
   Bridgeway Aggressive Inves               Commingled Investments                            -             43,965
   Bridgeway Ultra Small Index              Commingled Investments                            -              1,435
   Brown Capital Mgmt Small C               Commingled Investments                            -              1,830
   Buffalo Small Cap Growth                 Commingled Investments                            -             27,659
   Calamos Growth Class A                   Commingled Investments                            -              1,243
   Calvert Income Fund Class A              Commingled Investments                            -             37,317
   Clipper                                  Commingled Investments                            -            185,005
   Columbia Strategic Value Fd              Commingled Investments                            -              3,138
   Cooke & Bieler Mid Cap Equit             Commingled Investments                            -              4,226
   Dodge & Cox Balance                      Commingled Investments                            -             14,613
   Dodge & Cox Income                       Commingled Investments                            -             36,726
   Dodge & Cox Stock                        Commingled Investments                            -             22,757
   Domini Social Bond Fund                  Commingled Investments                            -              2,113
   Dreyfus Emerging Markets                 Commingled Investments                            -             10,178
   Dreyfus Midcap Value Fund                Commingled Investments                            -              5,869
   Dreyfus S&P 500 Index Fund               Commingled Investments                            -             19,465
   Eaton Vance Worldwide Hea                Commingled Investments                            -              3,755
   Evergreen Healthcare Clas                Commingled Investments                            -              1,197
   Excelsior Income Business &              Commingled Investments                            -              6,758
   Excelsior Real Estate                    Commingled Investments                            -             24,977
   Exeter Maximum Horizon                   Commingled Investments                            -              2,363
   Fam Equity Income                        Commingled Investments                            -              5,038
   FBR Small Cap Financial Fund             Commingled Investments                            -              3,055
   Fidelity Contrafund                      Commingled Investments                            -              1,150
   Fidelity Convertible Securiti            Commingled Investments                            -             19,495
   Fidelity Diversified Internati           Commingled Investments                            -             41,978
   Fidelity Dividend Growth                 Commingled Investments                            -            174,539
   Fidelity Equity Income II                Commingled Investments                            -              8,212
   Fidelity Growth & Income                 Commingled Investments                            -             20,624
   Fidelity Large Capital Stock             Commingled Investments                            -              5,942
   Fidelity Low Priced Stock                Commingled Investments                            -              9,771
   Fidelity Mid Cap Stock                   Commingled Investments                            -             13,504
   Fidelity Real Estate Investm             Commingled Investments                            -             21,981
   Fidelity Small Cap Stock                 Commingled Investments                            -             14,154
   Fidelity Worldwide                       Commingled Investments                            -              4,305
   Firsthand Global Technology              Commingled Investments                            -                134
   Firsthand Technology Value               Commingled Investments                            -                228
   Franklin Biotech Discovery               Commingled Investments                            -              1,402
   Franklin Real Estate Securit             Commingled Investments                            -             10,015
   Fremont US Micro Capital                 Commingled Investments                            -             28,058
   Fundamental Investors                    Commingled Investments                            -             11,485
   Gabelli Growth Shares Ben I              Commingled Investments                            -             14,182
   Gabelli Westwood Equity Re               Commingled Investments                            -             55,611
   Growth Fund of America                   Commingled Investments                            -              6,312
   Hancock Horizon Burkenroa                Commingled Investments                            -             11,317
   Harbor Bond                              Commingled Investments                            -              9,968
   Heartland Group Value Plus               Commingled Investments                            -              2,895
   Hussman Strategic Growth                 Commingled Investments                            -              9,897
   Icon Leisure and Consumers               Commingled Investments                            -              4,109
   Icon Technology                          Commingled Investments                            -             26,418
   Invesco Leisure N/C                      Commingled Investments                            -                203
   Invesco Technology N/C                   Commingled Investments                            -              2,802
   Invesco Telecomm #39 N/C                 Commingled Investments                            -                877
   Janus Flexible Income                    Commingled Investments                            -              3,019
   Janus Inv't Balanced                     Commingled Investments                            -             48,206
   Janus Inv't Equity Income                Commingled Investments                            -             39,309
   Janus Inv't Growth & Income              Commingled Investments                            -             19,196
   Janus Inv't Mercury                      Commingled Investments                            -              1,391
   Jensen Portfolio, Inc.                   Commingled Investments                            -             44,301
   JP Morgan Mid Cap Value Inst             Commingled Investments                            -              4,319
   Julius Baer Int'l Equity                 Commingled Investments                            -              4,014
   Kinetics Small Cap Opportun              Commingled Investments                            -              2,093
   Liberty Acorn Class Z N/C                Commingled Investments                            -              2,316
   Longleaf Partners                        Commingled Investments                            -             23,644
   Loomis Sayles Bond                       Commingled Investments                            -              5,075
   Lord Abbett Affiliated Class             Commingled Investments                            -             18,196
   Lord Abbett Research Small               Commingled Investments                            -             21,515
   Masters Select Equity                    Commingled Investments                            -             38,745
   Matthews Intl Fds Pac Tiger              Commingled Investments                            -             21,411
   Meridian Fund                            Commingled Investments                            -              7,312
   Meridian Value Fund                      Commingled Investments                            -              2,254
   Muhlenkamp Fund                          Commingled Investments                            -              4,149
   Navellier Perf Fund Agg Sma              Commingled Investments                            -              3,361
   Needham Growth Fund                      Commingled Investments                            -              1,074
   Neuberger & Berman Genesis               Commingled Investments                            -             18,707
   Oakmark Balanced                         Commingled Investments                            -             71,681
   Oakmark Fund                             Commingled Investments                            -             76,089
   Oakmark Global Fund I                    Commingled Investments                            -              3,963
   Oakmark Internat'l                       Commingled Investments                            -             46,666
   Oakmark Internat'l Small Ca              Commingled Investments                            -              6,490
   Oakmark Select                           Commingled Investments                            -             61,978
   Oakmark Small Cap                        Commingled Investments                            -             22,163
   PBHG Clipper Focus N/C                   Commingled Investments                            -              3,497
   PBHG Large Cap 20                        Commingled Investments                            -              3,599
   PBHG Large Cap Value                     Commingled Investments                            -             12,499
   PBHG Mid Cap Value                       Commingled Investments                            -              2,566
   Pimco Rcm Biotechnology Cl               Commingled Investments                            -              8,802
   Pimco Rcm Global Healthcare              Commingled Investments                            -             43,012
   Pimco Rcm Global Technology              Commingled Investments                            -                712
   Pimco Rcm Global Technology              Commingled Investments                            -              6,024
   Pimco Real Return Bond Class             Commingled Investments                            -              2,233
   Pimco Real Return Class C                Commingled Investments                            -              5,087
   Pimco Value Institutional                Commingled Investments                            -                175
   Pin Oak Aggressive Stock                 Commingled Investments                            -              2,718
   Pioneer High Yield Class A               Commingled Investments                            -              2,467
   Putnam New Opportunities C               Commingled Investments                            -                305
   Red Oak Technology Select                Commingled Investments                            -                183
   Royce Low Priced Stocked Fun             Commingled Investments                            -            107,685
   Royce Microcap                           Commingled Investments                            -             11,022
   Royce Opportunity Fund                   Commingled Investments                            -             25,913
   Royce Pa Mutual                          Commingled Investments                            -             61,776
   Royce Premier Serice                     Commingled Investments                            -              2,721
   Royce Special Equity                     Commingled Investments                            -              1,003
   Royce Total Return                       Commingled Investments                            -             27,730
   RS Global Natural Resource               Commingled Investments                            -              2,867
   RS Partners N/C                          Commingled Investments                            -              2,728
   Rydex Biotechnology Inv Cla              Commingled Investments                            -                232
   Rydex Titan 500                          Commingled Investments                            -             31,150
   Rydex URSA Fund                          Commingled Investments                            -             10,159
   Rydex Venture 100                        Commingled Investments                            -             10,595
   Safeco Growth                            Commingled Investments                            -             21,427
   Select Health Care                       Commingled Investments                            -              2,935
   Selected American Shares                 Commingled Investments                            -              9,728
   Skyline Special Equities                 Commingled Investments                            -              3,330
   Spartan Market Index                     Commingled Investments                            -              6,056
   SSAG Money Market Fund                   Commingled Investments                            -          3,827,758
   SSAG Real Estate Equity                  Commingled Investments                            -             31,656
 * State Street Bank & Trust Co.            Small Cap Fund                                    -         15,488,656
 * State Street Bank & Trust Co.            International EAFE Equity Index Fund              -         16,777,373
 * State Street Bank & Trust Co.            S & P 500 Equity Index Fund                       -        100,709,858
   Strong Index 500                         Commingled Investments                            -             19,488
   Strong Limited Resources                 Commingled Investments                            -              1,930
   Strong Opportunity Income                Commingled Investments                            -              6,295
   T Rowe Price Balanced                    Commingled Investments                            -             23,035
   T Rowe Price Mid Cap Growth              Commingled Investments                            -              2,402
   T Rowe Price Mid Cap Value               Commingled Investments                            -             20,241
   T Rowe Price Science & Tech              Commingled Investments                            -              1,784
   T Rowe Price Small Cap Stoc              Commingled Investments                            -              2,325
   Third Avenue Real Estate Va              Commingled Investments                            -             11,644
   Third Avenue Value Fd                    Commingled Investments                            -             19,388
   Thompson Plumb Growth Fun                Commingled Investments                            -              2,553
   Tocqueville Gold Fund                    Commingled Investments                            -              5,124
   Transamerica Premier Balance             Commingled Investments                            -                222
   Tweedy Browne Global Value               Commingled Investments                            -            101,925
   Ultra OTC Pro Fund Investor              Commingled Investments                            -             22,588
   Ultra Small Cap Pro Fund In              Commingled Investments                            -                  -
   Ultrashort OTC Profund Inv               Commingled Investments                            -                785
   Value Line Leveraged Growth              Commingled Investments                            -             34,386
   Vanguard Bond Index Total                Commingled Investments                            -             48,886
   Vanguard Calvert Social Ind              Commingled Investments                            -              1,125
   Vanguard Fixed Income Inter              Commingled Investments                            -              1,524
   Vanguard Gnma Fixed Income               Commingled Investments                            -             24,397
   Vanguard High Yeild Bond Fix             Commingled Investments                            -              8,994
   Vanguard Index Trust S&P                 Commingled Investments                            -             49,019
   Vanguard Inflation Protect               Commingled Investments                            -             14,449
   Vanguard Mid Cap Index                   Commingled Investments                            -             12,710
   Vanguard Muni Bond Interme               Commingled Investments                            -              3,670
   Vanguard Reit Index Fund                 Commingled Investments                            -              3,350
   Vanguard Select Value Fund               Commingled Investments                            -             33,359
   Vanguard Specialized Energ               Commingled Investments                            -             48,573
   Vanguard Specialized Utilities           Commingled Investments                            -              2,319
   Vanguard Total Stock Mark                Commingled Investments                            -             20,855
   Vanguard US Growth Fund                  Commingled Investments                            -              1,506
   Vanguard/Wellesley Income                Commingled Investments                            -             23,303
   Vanguard/Wellington Income               Commingled Investments                            -             15,031
   Vanguard/Windsor II Portfolio            Commingled Investments                            -              2,438
   Wasatch Aggressive Equity                Commingled Investments                            -             22,396
   Wasatch Growth                           Commingled Investments                            -                904
   Wasatch Microcap Value                   Commingled Investments                            -             23,769
   Weitz Partners Value                     Commingled Investments                            -              1,649
   Weitz Value                              Commingled Investments                            -            102,094
   White Oak Growth Stock                   Commingled Investments                            -             24,603
   Whitehall Growth                         Commingled Investments                            -              1,750
   Yacktman Focused Fd                      Commingled Investments                            -              5,045
   Yacktman Fund                            Commingled Investments                            -              3,075
                                                                                    -----------    ---------------

                                                                                              -    $   140,182,396
                                                                                    -----------    ---------------

 * Participant Loans                        Interest rate range from 5.25% to 10.67%          -    $    29,550,104
                                                                                    -----------    ---------------

                                                                                              -    $ 1,163,505,024
                                                                                    ===========    ===============

 * Party-in-interest

   Note - Cost information is omitted for participant-directed investments.

                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                                     INCENTIVE INVESTMENT PLAN





Date:  June 27, 2003                 By:   /S/ Brian P. Anderson
                                           -------------------------
                                           Brian P. Anderson
                                           Senior Vice President and
                                           Chief Financial Officer

                                  Exhibit Index

Exhibit
Number   Description
-------  -----------
23       Consent of PricewaterhouseCoopers LLP

99.1     Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section
         1350

99.2     Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section
         1350